United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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Public Storage

Public Storage
Public Storage

PROXY STATEMENT
2020

701 Western Avenue

Glendale, CA 91201

March 12, 2020

Dear fellow shareholders:

We are pleased to invite you to attend our 2020 Annual Meeting of Shareholders on Tuesday, April 21, 2020, in Pasadena, California.

We hope that you will attend the meeting in person. We encourage you to designate the proxies named on the proxy card to vote your shares even if you are planning to come. This will ensure that your Common Stock is represented at the meeting.

Our proxy materials are furnished to shareholders primarily over the Internet. We believe this process expedites shareholders’ receipt of the materials, lowers the costs of the Annual Meeting, and conserves natural resources.

Thank you for your continued support of Public Storage. We look forward to seeing you at our Annual Meeting.

Sincerely,

Joseph D. Russell, Jr.

President and

Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

March 12, 2020

To our shareholders:

On behalf of the Board of Trustees, I invite you to attend the 2020 Annual Meeting of Shareholders (Annual Meeting) of Public Storage at 1:00 p.m. Pacific Time on April 21, 2020, at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101.

Items of Business

1.	To elect twelve trustees to our Board of Trustees;

2.	To vote on an advisory resolution to approve the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Record Date

Close of business on February 28, 2020.

Proxy Materials

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at www.envisionreports.com/psa.

Sincerely,

Nathaniel A. Vitan

Senior Vice President,

Chief Legal Officer and Corporate Secretary

Important Notice Regarding Availability of Proxy Materials for the 2020 Annual Meeting: This Proxy Statement and our 2019 Annual Report on Form 10-K are available at the Investor Relations section of our website, publicstorage.com.

Public Storage | 2020 Proxy Statement | i

Public Storage | 2020 Proxy Statement | ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all the information that you should consider. You should read the entire proxy statement carefully before voting. We intend to mail proxy materials to our shareholders on or about March 12, 2020.

ANNUAL MEETING OF SHAREHOLDERS

Meeting Logistics

Meeting Date:	Tuesday, April 21, 2020

Time:	1:00 p.m. Pacific Time

Place:	The Westin Pasadena 191 North Los Robles Avenue Pasadena, California 91101

Record Date:	February 28, 2020

Voting:

Public Storage shareholders as of the record date are entitled to vote on the matters presented at the meeting. Each share of Common Stock of the Company is entitled to one vote for each trustee nominee and one vote on each of the other matters presented.

VOTING MATTERS

Meeting Agenda	Board Recommendation	Vote Required	Page Reference

1. Election of Trustees	FOR each nominee	Majority of votes cast	9

2. Advisory Vote to Approve Compensation of Named Executive Officers (NEOs)	FOR	Non-binding vote	31

3. Ratify Appointment of Ernst & Young LLP (EY) as our Independent Registered Public Accounting Firm	FOR	Majority of votes cast	67

Public Storage | 2020 Proxy Statement | 1

Business, Compensation, and Governance Highlights

2019 BUSINESS HIGHLIGHTS

Public Storage delivered continued strong performance in 2019 under the leadership of our Chief Executive Officer (CEO), Joseph D. Russell, Jr., and the Company’s senior management, supported by the oversight of our Board of Trustees (Board). We achieved record net operating income and continued to generate significant free cash flow per share despite a challenging operating environment. We also accomplished key initiatives that positioned the Company for sustainable long-term performance.

*

Refer to the company’s 2019 Annual Report on Form 10-K for information regarding net operating income. Refer to Appendix A to this proxy statement for reconciliations and other information about certain other non-GAAP measures.

Public Storage | 2020 Proxy Statement | 2

Business, Compensation, and Governance Highlights

2019 PAY FOR PERFORMANCE HIGHLIGHTS

In 2019, we delivered another year of solid results and further positioned the Company for long-term value creation despite an unprecedented and challenging operating environment. Under the leadership of our executive team, and with our Board’s oversight, the Company achieved significant performance successes, including:

●	Delivering industry-leading same-store revenues, operating margins, and net operating income per square foot;

●	Increasing occupancies from 2018 levels, which remain near record levels, while stabilized occupancies across the self-storage industry were generally flat to down; and

●

Successfully executing on several strategic initiatives focused on long-term value creation, including increasing and diversifying our scale, enhancing our properties and the customer experience, and maintaining a fortress balance sheet, one of the strongest in the REIT sector.

We believe that 2019 executive compensation was aligned with the Company’s strong performance, while recognizing the impact of the significant headwinds the Company faced primarily as a result of new competitive supply. The following is a summary of the Compensation Committee’s decisions with respect to the key components of the 2019 compensation program for our NEOs, which we believe demonstrate the Compensation Committee’s commitment to a pay-for-performance philosophy:

●

Base Salaries. The Compensation Committee did not increase base salary levels for 2019, except for promotion-related increases that reflected each NEO’s new role and expanded responsibilities and obligations.

●

2019 Annual Cash Incentives. In early 2019, the Compensation Committee set the performance target threshold for the 2019 annual cash incentive at positive Core FFO per share growth.[1] Because the Company achieved a 1.8% year-over-year increase in Core FFO per share, annual cash incentive awards were granted to NEOs at target.

●

2019 Performance-Based RSUs. Also in early 2019, the Compensation Committee established the 2019 performance-based restricted stock unit (RSU) award program for NEOs, which required 2% same-store revenue growth as a threshold.[2] Although our management team performed well against our long-term strategic initiatives, the Company did not achieve at least 2.0% same-store revenue growth. Accordingly, no RSUs were awarded to our NEOs.

Shareholder Outreach and 2020 Compensation Plan Design Changes

In 2019 and early 2020, our Lead Independent Trustee and certain members of senior management engaged with approximately 33% of our shareholders to solicit feedback, including on our compensation program. In February 2020, the Compensation Committee approved the following compensation plan for 2020, which implements several changes to the Company’s annual cash

1 Core FFO is a non-GAAP measure that represents net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, the application of EITF D-42 to the redemption of securities and certain other items. Refer to Appendix A to this proxy statement for reconciliations and other information regarding Core FFO.

2 Refer to the Company’s 2019 Annual Report on Form 10-K for information regarding U.S. same store revenues.

Public Storage | 2020 Proxy Statement | 3

Business, Compensation, and Governance Highlights

incentive and equity incentive programs. We believe these changes address many of the comments expressed by our shareholders during our outreach efforts and reflect the Compensation Committee’s commitment to structure a compensation program that is directly aligned with Company performance and the interests of our shareholders.

●

2020 Annual Cash Incentives. Our NEOs’ annual cash bonuses will be conditioned on satisfaction of two performance metrics: (a) Core FFO per share performance and (b) achievement of predetermined company and individual business goals, including individual NEO goals that align directly with the Company’s strategic objectives and are critical to the Company’s commitment to delivering long-term value to our shareholders.

●

Performance-Based RSUs. The amount of performance-based RSU awards for 2020, if any, will be based on two predetermined performance metrics: (a) Same Store revenue growth and (b) net operating income (NOI) growth. Threshold levels for both metrics must be achieved in order for any RSUs to be awarded. Any RSUs awarded will continue to be subject to a five-year vesting period.

●

Multiyear Performance-Based Options. Our NEOs will also be eligible to receive performance-based option awards based on two metrics measured over a three-year performance period: (a) growth in net asset value (NAV) per share and (b) growth in Total Shareholder Value based on growth in NAV per share and dividend distributions (TSV). Three-fifths of any option grants will vest upon the satisfaction of the performance goals at the conclusion of the performance period, with the remaining vesting ratably over the next two years. If the performance goals are not met, no options will vest and the awards will be forfeited.

Public Storage | 2020 Proxy Statement | 4

Business, Compensation, and Governance Highlights

SUSTAINABILITY FRAMEWORK

Overview and Alignment with Company Strategy

We recognize our responsibility as a global citizen to operate in a responsible and sustainable manner that is aligned with the Company’s long-term strategy and promotes the best interests of our Company and its stakeholders.

The cornerstone of our strategy is a focus on long-term value creation through operational, cultural, financial, and reputational resilience. We run our business for decades—not just months or years—to come. We leverage our fortress balance sheet, strong free cash flow, and industry-leading size and brand to execute on this strategy in a way that differentiates us from our competitors. These elements have created significant competitive advantages for us that, in turn, reinforce and perpetuate our ability to create long-term value.

Adherence to our strategy has resulted in:

●	a large, geographically diversified portfolio that serves the needs of our diverse customer base;

●	consistent growth, strong and sustained financial performance, and stability for our stakeholders;

●	a diverse and dedicated employee base with a strong corporate culture built on integrity; and

●	robust governance rooted in proactive oversight and risk management.

Our Commitments

Our commitment is to deliver on a comprehensive and innovative sustainability strategy while enhancing communications to our stakeholders. We will maintain an integrated, forward-looking, enterprise-wide approach across our operating, capital allocation, and balance sheet strategies. We will strive further to reduce our environmental footprint while strengthening the resilience of our properties and Company in the face of environmental, economic, political, data security, reputational, and other forms of risk. Within this risk environment, we will also continue to identify and act upon opportunity.

Public Storage | 2020 Proxy Statement | 5

Business, Compensation, and Governance Highlights

Oversight and Leadership

Our Sustainability Committee, comprising our CEO and other senior executives, directs, supports, and reports on the Company’s ongoing commitment to environmental, health and safety, social responsibility, governance, and other related matters. The Sustainability Committee Charter is available on our website at publicstorage.com.

In addition, the Board and the Nominating/Corporate Governance Committee (Governance Committee) adopted changes to the Governance Committee Charter to provide enhanced Board oversight over management’s efforts and activities on sustainability initiatives. This ensures a focused and appropriate level of oversight by the Board and demonstrates the Board’s commitment to ensuring the Company’s progress across our sustainability initiatives.

Under the leadership of the Sustainability Committee, we are developing a comprehensive annual sustainability report to enhance our communication and disclosures regarding the Company’s strategy and ongoing progress on key initiatives. We expect to make this report available in 2020.

Key 2019 Facts and Statistics

*	As estimated by our third-party vendors using calculations based on industry averages and studies from the U.S. Department of Energy and the U.S. Environmental Protection Agency.

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Business, Compensation, and Governance Highlights

Other Highlights of our Sustainability Strategy and Accomplishments

E	ENVIRONMENTAL. We consider the environmental impact of our business throughout our operations. Intentionally growing a low-environmental-impact portfolio has been a key driver of our success for many decades.

Buildings and Footprint

●   Our properties have inherently low environmental impact, with minimal energy and water needs and very long useful lives

●   We use efficient environmental controls and building designs to minimize energy use, including upgraded HVAC systems, internal temperature bands, and high-reflectivity “cool roofs”

●   We employ efficient lighting technologies, including LED exterior lighting at all of our facilities and “on demand” lighting

●   To minimize water use, we use efficient plumbing and irrigation systems, drought-tolerant and native landscaping, and water run-off controls

●   We increased solar power generation by 50% in 2019 and are poised for significant growth in our solar power generation capabilities

●   We conduct building envelope audits and environmental assessments to reduce environmental impacts further

●   Our portfolio, including planned growth, has significant redevelopment and adaptive reuse components

Waste and Recycling

●   We employ paperless customer records management and other operating systems

●   Our sale of packing supplies made of recycled materials has saved over 17 million gallons of water, over 41,000 trees, and nearly 10 million kilowatt hours of power and mitigated the emission of over 2,400 tons of CO2

S	SOCIAL. We actively engage with our stakeholders. Our strong culture built on integrity, accountability, innovation, and employee development and succession planning is well-aligned with our long-term strategy.

Diversity and Inclusion

●   We draw strength from our diverse workforce, which comprises 53% people of color and is 70% female

●   50% of our NEOs are diverse and 25% female

●   Inclusion is ingrained in our culture because it has always been a part of who we are

Ethics and Integrity

●   We foster a strong culture of integrity, supported by a Code of Ethics for Employees, a Code of Ethics for Trustees, and a Code of Ethics for Senior Financial Officers

●   Our employees volunteer in the local communities where we serve our customers

Succession Planning

●   We have a strong promote-from-within culture, with many of our leaders having progressed through our field operations and corporate ranks

●   All of our NEOs were internal succession candidates

Employee Training, Wellness, and Recognition

●   Our dedicated Learning and Development team launched new training programs to optimize employee development and expedite career advancement

●   We had over 465,000 training completions, representing over 76,000 training hours in 2019

●   We recognize and reward our employees’ contributions, with over 26,000 recognition instances in 2019

●   We undertake employee and customer satisfaction surveys with proactive response

●   We provide comprehensive benefits programs that meet our employees’ medical, emotional, and financial wellness needs

●   We provide comprehensive health insurance benefits to all employees who work more than 20 hours per week and their family members, with a progressive premium schedule that is aligned to compensation levels to help employees who earn less than $50,000 per year

●   We provide 401(k) employer-match contributions and educational programs to encourage retirement planning

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Business, Compensation, and Governance Highlights

G	GOVERNANCE. Our commitment to the highest ethical standards is the foundation of a governance structure that promotes fairness and compliance, provides oversight and accountability, and proactively manages risk.

Fairness and Compliance

●   Strong accountability and oversight at all levels

●   Employee, Executive, and Trustee Codes of Conduct

●   Supplier Code of Conduct Agreement

●   Focus on legal and regulatory compliance

●   Pay-for-performance at all levels

Shareholder Rights

●   No poison pill

●   Shareholders have the right to call a special meeting

●   Proxy access for shareholders

●   Vote of a majority of outstanding shares required to approve Bylaws amendments and M&A transactions, and vote of a majority of votes cast required for trustee elections

Board Structure and Composition

●   Declassified board; all trustees subject to annual election

●   A majority of trustees are independent

●   Separate Chairman and Chief Executive Officer positions

●   Enhanced Board independence through appointment of Lead Independent Trustee

●   Mandatory retirement age of 75 to facilitate Board refreshment

Other Good Governance Practices

●   Robust stock ownership guidelines

●   Robust clawback policy covering all incentive compensation of all executive officers

●   Anti-hedging policy

●   No employment or severance agreements

●   Double-trigger for accelerated vesting of equity awards upon change in control

Public Storage | 2020 Proxy Statement | 8

Proposal 1:

Election of Trustees

Our Board has nominated twelve trustees, who, if elected by shareholders at our Annual Meeting, have agreed to serve until next year’s annual meeting of shareholders. Eleven of the nominees were elected at our 2019 annual meeting of shareholders. The twelfth nominee, Tariq M. Shaukat, was appointed by the Board effective July 30, 2019, to serve until our Annual Meeting.

RECOMMENDATION: Vote FOR each nominee

Public Storage | 2020 Proxy Statement | 9

Proposal 1: Election of Trustees

PROPOSAL 1

ELECTION OF TRUSTEES

EXECUTIVE SUMMARY

Our Board has nominated twelve trustees for election at this year’s Annual Meeting to hold office until the next annual meeting of shareholders.

Our shareholders elected eleven of the nominees to the Board at our 2019 annual meeting of shareholders. The Board appointed the twelfth nominee, Tariq M. Shaukat, effective July 30, 2019, to serve until the Annual Meeting. Each of the twelve nominees has agreed to be named in this proxy statement and to serve on the Board if elected. We expect all nominees to attend the Annual Meeting.

If any of our nominees becomes unavailable to stand for election, the proxies named on the proxy card intend to vote your Common Stock for the election of any substitute nominee proposed by the Board.

We believe that each nominee has the skills, experience, and personal qualities the Board seeks and that the combination of these nominees creates an effective, well-functioning Board that serves the best interests of Public Storage and our shareholders.

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. The Board and each of its committees have an active role in overseeing management of the Company’s risks, a responsibility that the Board believes is one of its most important areas of oversight.

The Board carries out its responsibilities through (1) the effective collaboration of our highly capable and experienced trustees; (2) a well-crafted Board structure, which includes separate individuals holding the offices of the Chief Executive Officer, the Chairman of the Board, and the Lead Independent Trustee; (3) a strong committee structure that enables trustees to provide the appropriate level of focused oversight and subject-matter expertise; and (4) adherence to our Corporate Governance Guidelines and Trustees’ Code of Ethics.

BOARD EVALUATIONS AND NOMINATIONS

In our annual Board evaluation and nomination process, the Governance Committee evaluates our trustees in light of the current needs of the Board and the Company. In addition, during the course of the year, the Governance Committee discusses Board succession and reviews potential trustee candidates. The Governance Committee has in the past retained third parties to assist in identifying potential nominees. A third-party search firm retained by the Governance Committee identified and recommended Mr. Shaukat as a potential trustee candidate.

Our annual evaluation process involves assessments at the Board, Board committee, and individual trustee levels under the direction of the Governance Committee Chair and the Chairman of the Board. This process assists the Board in determining the appropriate nominees for election based on current Company and Board needs. In addition, the Governance Committee takes into consideration its ongoing evaluation of potential new trustee candidates when recommending a slate of nominees for election to the Board at each annual meeting of shareholders.

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Proposal 1: Election of Trustees

To facilitate Board refreshment, our governance guidelines further provide that trustees will not be nominated or appointed to the Board if they are 75 years or older on the first day of their term of service. We have not instituted term limits on trustees’ Board service.

BOARD QUALIFICATIONS

The Governance Committee has developed a matrix of skills to assess the qualifications of trustee candidates, including:

•	diversity enhancing qualities—age, remaining time until mandatory retirement age, gender and diverse background;

•

core trustee attributes—independence, high integrity and ethical standards, public company service, risk management experience, understanding or experience with complex public companies or like organizations, and ability to work collegially and collaboratively with other trustees and management; and

•

additional skills such as financial literacy, industry experience, operational management experience, capital markets/banking expertise, corporate governance, real estate, technology, marketing, tax, senior executive experience, and other expertise that may be important to the Company’s strategic objectives.

The Governance Committee considers all these relevant attributes of each Board candidate, including professional skills, experience and knowledge, and gender, race, ethnicity, nationality, and background, with the goal of putting forth a diverse slate of candidates with a combination of skills, experience, and personal qualities that will best serve the Board and its committees, our Company, and our shareholders.

BOARD FOCUS ON DIVERSITY

Board succession and ensuring an appropriate balance of experience and diversity are key focus areas for the Governance Committee and the Board. Our Board reflects diverse perspectives, including a complementary mix of skills, experience, and backgrounds, that we believe are paramount to our ability to represent the interests of all stakeholders. Our Board recognizes the importance of diversity and supports management’s efforts to enhance all aspects of diversity throughout the Company.

Our trustees, almost 60% of whom are independent, have a broad range of experience in varying fields, including finance, real estate, financial reporting, banking, international affairs, governance, marketing, and technology. A majority of our trustees hold or have held directorships at other U.S. public companies. Five of our trustees, in addition to our Chairman and our CEO, have served as chief executive officers, and all have demonstrated superb leadership and intellectual and analytical skills gained from deep experience in management, finance, and corporate governance. Two of our current trustees are females, and half of our current trustees are age 60 or younger. Additionally, our Chairman and our CEO have provided meaningful in-person opportunities for the Board to interact with key members of management beyond our executive officers on a quarterly basis. Fifty percent of our current executive officers are diverse (including our Chief Legal Officer and our Chief Human Resources Officer). Similarly, 53% percent of our over 5,700 employees are people of color and 70% of our employees are female.

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Proposal 1: Election of Trustees

NOMINEE QUALIFICATIONS

The Board has nominated twelve trustees, eleven of whom are incumbents elected at our 2019 annual meeting of shareholders, and one of whom was appointed to the Board effective July 30, 2019, to serve until our 2020 Annual Meeting. We recommend that you vote FOR each nominee.

Nominee	Age	Principal Professional Background	Trustee Since	Committee Membership

Ronald L. Havner, Jr.	62	Chairman of the Board; Retired Chief Executive Officer of Public Storage	2002

Tamara Hughes Gustavson	58	Real Estate Investor; Philanthropist	2008

Uri P. Harkham (Independent Trustee)	71	Chief Executive Officer of Harkham Family Enterprises, overseeing commercial real estate and women’s apparel companies	1993	Compensation

Leslie S. Heisz (Independent Trustee)	59	Retired Managing Director of Lazard Frères, a leading financial advisory and asset management firm	2017	Audit and Governance

B. Wayne Hughes, Jr.	60	Founder of American Commercial Equities, LLC, a private real estate company specializing in premier retail properties	1998

Avedick B. Poladian (Independent Trustee)	68	Retired Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc. (Lowe Enterprises), a private real estate investment firm	2010	Audit (Chair) and Governance

Gary E. Pruitt (Lead Independent Trustee)	70	Retired Chairman and Chief Executive Officer of Univar N.V. (Univar), a leading global distributor of industrial and specialty chemicals	2006	Audit and Governance

John Reyes	59	Retired Chief Financial Officer of Public Storage	2019

Joseph D. Russell, Jr.	60	President and CEO of Public Storage; Former Chief Executive Officer of PS Business Parks, Inc.	2019

Tariq M. Shaukat (Independent Trustee)	47	President, Industry Products and Solutions for Google Cloud	2019	Audit

Ronald P. Spogli (Independent Trustee)	71	Co-Founder of Freeman Spogli & Co., a private equity firm dedicated to middle market companies; Former Ambassador to the Italian Republic and the Republic of San Marino	2010	Governance (Chair) and Compensation

Daniel C. Staton (Independent Trustee)	67	Chairman and Managing Director of Staton Capital LLC, a private equity firm, and Former Chairman of Storage Trust Realty prior to its merger into Public Storage in 1999	1999	Compensation (Chair) and Audit

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Proposal 1: Election of Trustees

TRUSTEE NOMINEES SKILLS SUMMARY

The Board believes that our trustee nominees provide Public Storage with the combined skills, experience, and personal qualities needed for an effective and engaged Board.

Chief Executive Officer or Executive Experience	●		●		●	●	●	●	●	●	●	●

Public Board Experience	●	●	●	●	●	●	●		●		●	●

Relevant Industry Experience	●	●	●		●	●	●	●	●		●	●

Financial or Tax Expertise	●			●		●	●	●		●	●	●

Corporate Governance Experience	●			●		●	●			●	●	●

M&A/Capital Markets/Capital Allocation Experience	●			●	●	●	●	●	●	●	●	●

Succession Planning/Management Development Experience	●					●		●	●	●	●	●

International Executive or Global Company Board Experience	●			●			●			●	●	●

Diverse		●		●				●		●

Major Shareholder		●			●

Public Storage | 2020 Proxy Statement | 13

Proposal 1: Election of Trustees

Age: 62 Trustee since: 2002 Trustee Qualification Highlights: Extensive leadership experience and Company and industry knowledge; financial and M&A expertise

Ronald L. Havner, Jr.

Chairman

Mr. Havner joined the Board in November 2002 and has served as Chairman since August 2011. Mr. Havner served as Chief Executive Officer of Public Storage from November 2002 until his retirement on January 1, 2019. Mr. Havner joined Public Storage in 1986 and held a variety of senior management positions prior to becoming Chief Executive Officer.

Mr. Havner has served as Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (NYSE: PSB) since March 1998, and as Chairman of the Board of another Public Storage affiliate, Shurgard Self Storage SA (EURONEXT: SHUR) since completion of its initial public offering in October 2018. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and served as director of California Resources Corp. (NYSE: CRC) from December 2014 to May 2018. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for the Board include his extensive leadership experience and Company and industry knowledge. Having served as Chief Executive Officer for 17 years, Mr. Havner provides an invaluable perspective in Board discussions about the historic operations and strategic direction of the Company.

Age: 58 Trustee since: 2008 Trustee Qualification Highlights: Previous experience at the Company; ongoing investment; charitable board experience

Tamara Hughes Gustavson

Real Estate Investor; Philanthropist

Ms. Gustavson joined the Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President, Administration. During the past seven years, Ms. Gustavson has supervised her personal business investments and engaged in charitable activities. Ms. Gustavson currently serves as chairperson for the Board of Trustees of American Homes 4 Rent (NYSE: AMH) and also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest single shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 13.05% of the Company’s Common Stock. She is the sister of B. Wayne Hughes, Jr., also a trustee, and the daughter of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder.

Ms. Gustavson’s qualifications for election to the Board include her previous managerial experience at Public Storage and her ongoing investment and charitable board experience. In addition, as the largest individual shareholder of the Company, Ms. Gustavson provides the Board with a shareholder’s perspective in Board discussions about the operations and strategic direction of the Company.

Public Storage | 2020 Proxy Statement | 14

Proposal 1: Election of Trustees

Age: 71 Trustee since: 1993 Committees: Compensation Trustee Qualification Highlights: Extensive leadership and real estate industry experience; international business operations

Uri P. Harkham

Chief Executive Officer of Harkham Family Enterprises

Mr. Harkham joined the Board in March 1993. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California. Until his retirement in 2011, Mr. Harkham was also President and Chief Executive Officer of Harkham Industries, which specialized in the design, manufacture, and marketing of women’s clothing under its four labels, Harkham, Hype, Jonathan Martin, and Johnny Martin, since its organization in 1974. Mr. Harkham still serves as a consultant in the retail and fashion industry.

Mr. Harkham’s qualifications for election to the Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises and his knowledge of international business operations.

Age: 59 Trustee since: 2017 Committees: Audit and Governance Trustee Qualification Highlights: Business expertise across a number of industries; financial expertise; public company board experience

Leslie S. Heisz

Retired Managing Director of Lazard Frères

Ms. Heisz joined the Board in February 2017. Ms. Heisz is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Frères in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Lazard Frères is a leading financial advisory and asset management firm and the world’s largest independent investment bank. Ms. Heisz was previously a managing director of Dresdner Kleinwort Wasserstein and its predecessor for six years, specializing in mergers and acquisitions, as well as leveraged finance, and leading the Gaming and Leisure Group and the Los Angeles office.

Ms. Heisz has been a member of the Board of Directors of Kaiser Permanente since January 2015 and Edwards Lifesciences (NYSE: EW) since July 2016. Ms. Heisz also joined the board of a mutual fund cluster managed by Capital Group (CGPCS, CGETOP, & EMGF) and two American funds (AIVBX and AGVFX) in January 2019. She previously served on the Boards of Directors of Ingram Micro Inc. (NYSE: IM), Towers Watson (NASDAQ: WLTW), HCC Insurance Holdings, Inc., and International Game Technology (NYSE: IGT).

Ms. Heisz qualifies as one of the Company’s Audit Committee financial experts. Her qualifications for election to the Board also include her diverse business expertise across a number of industries, including deep finance and strategic advisory skills. She has also had extensive corporate governance experience serving on many public company boards.

Public Storage | 2020 Proxy Statement | 15

Proposal 1: Election of Trustees

Age: 60 Trustee since: 1998 Trustee Qualification Highlights: Extensive experience in the real estate industry; active role in Hughes Family real estate investment activities

B. Wayne Hughes, Jr.

Founder of American Commercial Equities, LLC

Mr. Hughes, Jr. joined the Board in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President–Acquisitions of Public Storage from 1992 to 2002.

Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC, a private real estate company specializing in the acquisition and management of premier retail properties in prime locations and prestigious markets, with over 60 retail and mixed-use properties in California and Hawaii. He is the brother of Tamara Hughes Gustavson, also a trustee, and the son of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder. The Hughes Family together owns approximately 13.05% of the Company’s Common Stock.

Mr. Hughes, Jr.’s qualifications for election to the Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Age: 68

Trustee since: 2010

Committees: Audit Committee (Chair) and Governance

Trustee Qualification Highlights:

Accounting and financial expertise and other public company board experience; extensive knowledge of the real estate industry

Avedick B. Poladian

Retired EVP and COO of Lowe Enterprises

Mr. Poladian joined the Board in February 2010. From 2007 to the end of 2016, Mr. Poladian held the positions of Executive Vice President and Chief Operating Officer for Lowe Enterprises, a diversified national real estate company that he joined in 2003. Since its founding, Lowe Enterprises has acquired, constructed, or managed over $21 billion in real estate assets. Mr. Poladian was with Arthur Andersen from 1974 to 2002 as Managing Partner, Pacific Southwest.

He serves as a director of two publicly traded funds managed by Western Asset Management Funds, a director of Occidental Petroleum Corporation (NYSE: OXY), and a director of California Resources Corp. (NYSE: CRC). Mr. Poladian is also a member of the Board of Councilors of the USC Sol Price School of Public Policy, the Board of Advisors of the Ronald Reagan UCLA Medical Center, and the YMCA of Metropolitan LA.

Mr. Poladian qualifies as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. Mr. Poladian has extensive knowledge of the real estate industry and key business issues by virtue of his service in a senior management position at one of the world’s largest accounting firms and his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company. Through his experience with other public companies, Mr. Poladian brings valuable insight into our business and corporate governance.

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Proposal 1: Election of Trustees

Age: 70

Trustee since: 2006

Committees: Audit and Governance

Trustee Qualification Highlights:

Leadership as Chairman and Chief Executive Officer; accounting and financial expertise; other public company board experience

Gary E. Pruitt

Lead Independent Trustee

Retired Chairman and Chief Executive Officer of Univar

Mr. Pruitt joined the Board in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt retired as Chairman of Univar (NYSE: UNVR), a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada, and Europe, in 2010 and retired as Chief Executive Officer in October 2009. Univar is the leading global distributor of industrial and specialty chemicals, the #1 in North America and #2 in Europe. He joined Univar in 1978. Previously, Mr. Pruitt was a chartered accountant with Arthur Andersen from 1973 through 1977. Mr. Pruitt is a member of the Board of Directors of PS Business Parks (NYSE: PSB) and Itron, Inc. (NASDAQ: ITRI), a global technology company. Mr. Pruitt is a past Board member of Esterline Technologies Corp. (NYSE: ESL), a specialized manufacturing company.

Mr. Pruitt’s qualifications for election to the Board include his leadership and financial experience as Chairman and Chief Executive Officer of a multinational company and all the business attributes required of that position, along with operational and manufacturing expertise through his other positions held with Univar. Mr. Pruitt’s public accounting financial background qualifies him as financial expert and provides the Board expert perspective in financial management and analysis. With his other public company board experience, Mr. Pruitt also provides strategic and global perspectives on our business.

Age: 59 Trustee since: 2019 Trustee Qualification Highlights: Leadership and experience at the Company as former CFO; accounting and financial expertise

John Reyes

Retired Senior Vice President and Chief Financial Officer of Public Storage

Mr. Reyes joined the Board in January 2019. Mr. Reyes served as Senior Vice President and Chief Financial Officer of Public Storage from 1996 until his retirement effective January 1, 2019. Mr. Reyes joined Public Storage in 1990 and served in various positions until his promotion to Chief Financial Officer in 1996. From 1983 to 1990, Mr. Reyes was employed by EY. Mr. Reyes is a Certified Public Accountant.

In considering the nomination of Mr. Reyes for election to the Board, the Board considered Mr. Reyes’s extensive accounting and financial expertise, his experience in having served as the Company’s Senior Vice President and Chief Financial Officer from 1996 to January 1, 2019, as well as Mr. Reyes’s tenure with the Company of almost 30 years. As our former Chief Financial Officer, he is able to provide unique insights into our Company’s financial reporting, controls, and risk management, as well as capital management processes and assessments. Mr. Reyes provides invaluable perspective in Board discussions about the historic operations and strategic direction of the Company.

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Proposal 1: Election of Trustees

Age: 60 Trustee since: 2019 Trustee Qualification Highlights: Extensive leadership experience; extensive Company and industry knowledge

Joseph D. Russell, Jr.

President and CEO of Public Storage

Mr. Russell joined the Board in January 2019. Mr. Russell has been President of Public Storage since July 2016 and Chief Executive Officer since January 2019. Mr. Russell has served on the Board of Directors of Public Storage’s affiliate, PS Business Parks, Inc. (NYSE: PSB) since August 2003. Mr. Russell also serves on the Advisory Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT) and previously served on the Board of Governors of the Self-Storage Association. Previously, Mr. Russell was President and Chief Executive Officer of PSB from August 2002 until July 2016. Before joining PSB, Mr. Russell was employed by Spieker Properties, Inc., (Spieker) an owner and operator of office and industrial properties in Northern California, and its predecessor, for more than ten years, becoming an officer of Spieker when it became a public REIT in 1993.

Mr. Russell’s qualifications for election to the Board include his leadership experience and Company and industry knowledge, including his more than 20-year involvement with publicly held REITs and extensive experience with office and industrial real estate. Mr. Russell provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Age: 47 Trustee since: 2019 Committees: Audit Trustee Qualification Highlights: Extensive experience in marketing, consumer-facing issues, and technology; leadership experience

Tariq M. Shaukat

President, Industry Products and Solutions for Google LLC

Mr. Shaukat joined the Board in July 2019. Mr. Shaukat is President, Industry Products and Solutions for Google Cloud at Google LLC, where he oversees operating and customer-based initiatives to accelerate growth across all lines of business, including analytics and machine learning. Mr. Shaukat was previously President of Global Customer Operations at Google, where he built and led Google Cloud’s go-to market operations including sales, customer support, and professional services.

Prior joining Google LLC in 2016, Mr. Shaukat was Executive Vice President and Chief Commercial Officer at Caesars Entertainment Corporation, after initially joining the company in 2012 as Executive Vice President and Chief Marketing Officer. His responsibilities included oversight of revenue management, marketing, information technology, and analytics across all business lines. Prior to Caesars Entertainment Corporation, Mr. Shaukat was Partner at McKinsey & Company and held leadership positions at various technology-based companies.

Mr. Shaukat’s qualifications for election to the Board include his extensive digital, marketing, and data analytics experience. In addition, Mr. Shaukat brings his proven leadership and unique perspective to the Board.

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Proposal 1: Election of Trustees

Age: 71

Trustee since: 2010

Committees:

Governance (Chair) and Compensation

Trustee Qualification Highlights:

Broad-ranging investment banking and executive experience; experience in government and international relations

Ronald P. Spogli

Co-Founder of Freeman Spogli & Co.

Former Ambassador to the Italian Republic

and the Republic of San Marino

Mr. Spogli joined the Board in February 2010. Mr. Spogli co-founded Freeman Spogli & Co. (Freeman Spogli), a private investment firm dedicated to middle market companies positioned for growth, in 1983. Freeman Spogli has invested over $22 billion of private equity capital in 59 companies over 36 years and currently manages five individual funds totaling $4 billion in committed capital. He served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009.

Mr. Spogli is a trustee of the J. Paul Getty Trust and the Keck Foundation, a member of the Board of Directors of the Center for American Studies in Rome, and a member of the Board of Directors of White Bridge Investments, an Italian investment company.

Mr. Spogli’s qualifications for election to the Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

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Proposal 1: Election of Trustees

Age: 67 Trustee since: 1999 Committees: Compensation and Audit Trustee Qualification Highlights: Extensive experience in the real estate industry; leadership, operational and financial experience

Daniel C. Staton

Chairman and Managing Director of Staton Capital LLC

Mr. Staton joined the Board in March 1999. Mr. Staton founded Staton Capital LLC, a private investment and venture capital firm, in 2003 and serves as Chairman and Managing Director. Staton Capital has raised over $10 billion of public and private capital in a wide array of business sectors and industries. He has served as Chairman and Director of Armour Residential REIT, Inc. (NYSE: ARR) (Armour) since 2009 and served as President and Chief Executive Officer of Enterprise Acquisition Corp. from its inception in 2007 until its merger with Armour. Mr. Staton has also served as Chairman of the Board of Javelin Mortgage Investment Corp (NYSE: JMI) (Javelin), a mortgage REIT, since 2012 until its merger with Armour. Mr. Staton has served on the Board of Public Storage affiliate Shurgard (EURONEXT: SHUR) since completion of its initial public offering in October 2018. Previously, Mr. Staton served as Chairman of Storage Trust Realty, owning 180 self-storage facilities until its merger into Public Storage in 1999. Also, Mr. Staton was a co-founder of Duke Realty Corporation (NYSE: DRE), which today is one of the largest publicly traded owners, managers, and developers of industrial, medical, and office properties in the U.S.

Mr. Staton’s qualifications for election to the Board include his extensive real estate industry experience. He also brings his leadership, operational, and financial experience as Chairman of Armour to the Board. Mr. Staton’s extensive financial investment experience qualifies him as one of the Company’s Audit Committee financial experts. With his other public company board experience, Mr. Staton also provides strategic and operational perspectives on our business.

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CORPORATE GOVERNANCE

GOVERNANCE STRUCTURE

Our Board oversees the CEO and other senior management to ensure that the long-term interests of the Company and our shareholders are best served. We expect our trustees to take a proactive, focused approach to executing their oversight responsibilities.

Our governance structure is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of performance, risk, and compliance. Our key governance documents, including our Corporate Governance Guidelines and Trustee’s Code of Ethics, Code of Conduct, Code of Ethics for Senior Financial Officers, and our committee charters, are available at the Investor Relations section of our website, publicstorage.com, or by writing to Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary. We will disclose any substantive amendments to or waivers of any of our ethics policies and standards on our website and in accordance with Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) requirements.

PROXY ACCESS

In February 2018, our Board amended and restated our Bylaws to provide for proxy access, thereby giving our shareholders an even greater voice in trustee elections. The amendment provides that a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least 3 years, may include in our proxy materials trustee nominees constituting up to the greater of two trustees or 20% of the number of trustees on the Board, provided that the shareholder and the nominees satisfy the eligibility requirements in our Amended and Restated Bylaws (Bylaws). Proxy access was effective for this Annual Meeting, and we did not receive any qualifying shareholder nominees for inclusion in our proxy statement.

POLITICAL CONTRIBUTIONS

In February 2020, our Board and Governance Committee approved amendments to the Governance Committee Charter to include oversight responsibilities with respect to the Company’s political contributions and other public policy matters. In order to facilitate accountability and informed decision-making with respect to the Company’s political contributions, the Governance Committee has adopted certain Political Contributions Guidelines, which apply to contributions or expenditures of corporate funds to various political entities and/or causes. Contributions subject to the Guidelines must be approved by a management committee, and/or the Governance Committee. All contributions are required to be reported quarterly to the Governance Committee.

BOARD LEADERSHIP STRUCTURE

One of the Board’s key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of Chairman and CEO should be separated or combined. The Board believes that Public Storage shareholders are best served when the Board has flexibility to consider the relevant facts and circumstances to ensure that the Board leadership structure best reflects the needs of the Company at that time.

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Prior to January 1, 2019, when Ronald L. Havner, Jr., retired as CEO, the roles of Chairman and CEO were combined and held by Mr. Havner. Upon his retirement, the Board determined that Mr. Havner would remain as Chairman of the Board, and the roles of Chairman and CEO have been separately held by Mr. Havner and Mr. Russell, respectively, since January 1, 2019.

Our Board established the position of Lead Independent Trustee in 2011 to provide for an independent leadership role on the Board when the roles of Chairman and CEO are combined. Notwithstanding that the Chairman and CEO roles were separated on January 1, 2019, we maintain the Lead Independent Trustee role as a matter of good corporate governance and to bolster the independence of the Board.

We describe more fully the role of the Lead Independent Trustee in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the independent trustees. Our Lead Independent Trustee is Gary E. Pruitt, who was re-appointed in 2017 to serve in that capacity for a three-year term expiring in November 2020.

CHAIRMAN EMERITUS

Following his retirement as Chairman in 2011, B. Wayne Hughes has continued to serve as Chairman Emeritus and Co-Founder, which enables the Board to continue to benefit from his wisdom, judgment, and experience. Pursuant to a consulting arrangement approved by the Compensation Committee and the disinterested trustees in March 2004, Mr. Hughes (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a company car, and (3) is provided with the services of an executive assistant at the Company’s headquarters. This consulting arrangement was extended in 2019 through December 31, 2020.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing our Company-wide approach to the identification, assessment, and management of major risks. Oversight for certain specific risks falls under the responsibilities of our Board committees.

●

The Audit Committee focuses on financial and other risks, including reputational, legal, and cyber-security and other IT risks affecting the Company. The Audit Committee also discusses the Company’s policies with respect to risk assessment and risk management.

●	The Compensation Committee focuses on risks related to our compensation program, including evaluating appropriate compensation incentives relating to the compensation of our executives and employees.

●

Oversight of Compensation Risks. The Compensation Committee annually considers a report from management on its review of potential risks related to compensation policies and practices applicable to all employees. Most recently, in February 2020, the Compensation Committee considered the Company’s Annual Report on Form 10-K and also considered and discussed with management its conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our CEO and Chief Human Resources Officer, reviewed the target metrics for all of our employee incentive compensation plans. At the

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Proposal 1: Election of Trustees

completion of the review, management and the Compensation Committee concluded that our incentive compensation plans did not create undue risks for the Company.

●	The Governance Committee focuses on risks associated with succession planning, corporate governance, Board effectiveness, and Environmental, Social and Governance (ESG) matters.

The committees regularly advise the full Board of their oversight activities. Critical components of our risk oversight framework include regular communication among the Board and our executive management team, and our management and operations teams to identify, assess, and manage risk.

Our Board and Board committees regularly receive presentations from management on potential and perceived risks to the business. Additionally, all trustees have access to members of management if a trustee wishes to follow up on items discussed outside of the Board or committee meeting.

BOARD ORIENTATION AND EDUCATION

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management, and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management, and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the National Association of Corporate Directors through a Company membership.

TRUSTEE INDEPENDENCE

We require that a majority of the Board be independent in accordance with NYSE rules. To determine whether a trustee is independent, the Board must affirmatively determine that there is no direct or indirect material relationship between the Company and the trustee.

●

A Majority of the Board is Independent. The Board has determined that seven of our twelve trustees—Uri P. Harkham, Leslie S. Heisz, Avedick B. Poladian, Gary E. Pruitt, Tariq M. Shaukat, Ronald P. Spogli, and Daniel C. Staton—are independent. The Board reached this determination after considering all relevant facts and circumstances, responses to trustee questionnaires, and transactions and relationships, if any, between us, our affiliates, our executive officers, and their affiliates, and each trustee and their affiliates.

With respect to its determination that Mr. Shaukat is independent, the Board considered that Mr. Shaukat is employed in the Google Cloud division of Google but has no involvement in, and his compensation is not dependent on, Google’s advertising division; that the Company pays Google for paid search and display advertising; that Mr. Shaukat is not an executive officer of Google; that Mr. Shaukat has no direct or indirect material interest in the Company’s transactions with Google; and that the amounts paid by the Company in 2019 to Google were significantly below 2% of Google’s 2019 consolidated gross revenues. Specifically, as disclosed in the Company’s 2019 Form 10-K, the Company’s total marketing spend, including amounts paid to Google for advertising, was approximately $47.6 million, compared to 2% of consolidated gross revenues for 2019 of approximately $162 billion for Google’s parent company, Alphabet Inc.

●	Audit, Governance, and Compensation Committees are 100% Independent. The Audit, Governance, and Compensation Committees are composed exclusively of independent trustees.

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Proposal 1: Election of Trustees

The Board determined that all members of the Audit Committee satisfied the heightened independence requirements for audit committee members, and all of the members of the Compensation Committee satisfied the heightened independence requirements for compensation committee members, in each case, in accordance with NYSE and SEC rules.

●

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee: (i) was, during the year ended December 31, 2019, or had previously been, an officer or employee of the Company or (ii) had any material interest in a transaction with the Company or a business relationship with, or any indebtedness, to the Company. No interlocking relationships existed during the year ended December 31, 2019, between any member of the Board or the Compensation Committee and an executive officer of the Company.

COMMUNICATIONS WITH THE BOARD

Shareholders and interested parties can communicate with any of the trustees, individually or as a group, by writing to them in care of Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201. We will forward each communication intended for the Board and received by the Corporate Secretary related to the operation of the Company and not otherwise commercial in nature to the specified party following its clearance through normal security procedures.

TRUSTEE ATTENDANCE

The Board held four meetings in 2019, including telephonic meetings. All trustees attended 100% of the aggregate number of Board and applicable committee meetings on which he or she served during 2019 (held during the periods they served), except for one trustee who attended 75% of the Board meetings held (and did not serve on any committees). We do not have a policy regarding trustees’ attendance at the annual meeting of shareholders, but trustees are expected to attend. All of our trustees attended the annual meeting last year.

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Proposal 1: Election of Trustees

BOARD COMMITTEES

The three standing committees of the Board are Audit, Governance, and Compensation. The Board has determined that each member of the Audit, Governance, and Compensation Committees is independent in accordance with NYSE rules.

Each committee has a charter that generally states the purpose of the committee and outlines the committee’s structure and responsibilities. The committees review the adequacy of their charter annually. The current membership information for our Board committees is as follows:

Audit Committee

Members: Avedick B. Poladian (Chair), Leslie S. Heisz, Gary E. Pruitt, Tariq M. Shaukat and Daniel C. Staton

Number of Meetings in 2019: 4

●	Oversees the financial accounting and reporting processes of the Company.

●	Oversees financial and other risks relating to the Company, including steps management has taken to monitor and control financial risk exposure.

●

Monitors: (i) the integrity of our financial statements; (ii) our compliance with legal regulatory requirements); (iii) our public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants.

●	Responsible for the appointment, compensation, and oversight of our independent registered public accounting firm.

●	All five members of our Audit Committee qualify as financial experts and meet the SEC and NYSE’s heightened independence requirements for audit committee members.

Governance Committee

Members: Ronald P. Spogli (Chair), Leslie S. Heisz, Avedick B. Poladian and Gary E. Pruitt

Number of Meetings in 2019: 6

●	Assists the Board by identifying individuals qualified to become Board members and makes recommendations to the Board on nominees to fill vacancies and new appointments.

●	Prior to each annual meeting of shareholders, recommends to the Board a slate of nominees for election as trustees.

●	Reviews and makes recommendations to the Board on Board organization and succession.

●	Assists the Board in evaluating the performance of the Board and its committees.

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Proposal 1: Election of Trustees

●	Conducts preliminary review of trustee independence.

●	Reviews and makes recommendations for committee appointments to the Board.

●	Assesses and makes recommendations to the Board on corporate governance matters.

●	Develops and assesses the adequacy of the Corporate Governance Guidelines on an ongoing basis and recommends any changes to the Board.

●	Periodically evaluates trustee compensation and recommends to the Board any changes in trustee compensation.

●	Oversees trustee orientation.

●	Oversees sustainability initiatives, including ESG matters, and related risks

●	Oversees political contributions and other public policy matters.

Compensation Committee

Members: Daniel C. Staton (Chair), Uri P. Harkham, Ronald P. Spogli

Number of Meetings in 2019: 2

●

Evaluates, either as a committee or together with other independent trustees, our CEO’s performance and sets the CEO’s compensation level based on this evaluation, including incentive and equity-based compensation plans.

●	Sets the amount and form of compensation for the executive officers who report to the CEO.

●	Administers the Company’s equity and incentive compensation plans.

●

Reviews and discusses with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the Company’s Annual Report on Form 10-K and annual proxy statement.

●	Provides a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement.

●	Produces the Compensation Committee Report for inclusion in the Company’s annual proxy statement.

●	Reviews with management management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees.

●	Oversees the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes, and evaluates the Compensation Committee’s performance annually.

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Proposal 1: Election of Trustees

COMPENSATION OF TRUSTEES

Members of the Board who are not also Public Storage employees (non-management trustees) receive compensation for their service. The Board determines the form and amount of compensation for non-management trustees after consideration of the recommendation of either the Compensation Committee or the Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Cash Retainers. Retainers are paid quarterly in cash and are prorated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. Below are the annual retainers that non-management trustees were entitled to receive during 2019 for Board service:

Compensation	Amount
Board member	$120,000
Lead Independent Trustee supplemental retainer	$20,000
Audit Committee Chair’s supplemental retainer	$10,000
Other standing Committee Chairs’ supplemental retainer	$5,000
Committee Member	$7,500

Trustee Deferral Program. Pursuant to the Non-Management Trustee Compensation and Deferral Program (the “Trustee Deferral Program”), each non-management trustee may elect to receive all or a portion of his or her cash retainers either in cash, in shares of unrestricted Common Stock under the 2016 Plan, or in fully-vested deferred stock units under the 2016 Plan.

Non-management trustees must make the election in writing in advance of the calendar year to which the election relates (or, when a non-management trustee joins the Board, within 30 days of joining the Board). If chosen, the shares of unrestricted stock and/or the deferred stock units will be granted to the non-management trustee at the end of each calendar quarter based on the cash retainer earned for that quarter and converted into a number of shares or units based on the closing price for the Common Stock on the NYSE on such date. If a non-management trustee chooses to receive fully-vested deferred stock units, the trustee’s election must also indicate (1) when the units will be settled, such as the trustee’s separation from service (including retirement), a specified future date, or January 1 of the year following a chosen anniversary of the grant date, and (2) whether the units will be settled in a lump sum or in annual installments (not to exceed 10 years). Notwithstanding a trustee’s election, the deferred stock units will be settled in a lump sum upon the trustee’s earlier death or disability or upon an earlier change of control of Public Storage. In any event, the deferred stock units will be settled in shares of Common Stock.

Equity Awards. Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified stock option to purchase

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Proposal 1: Election of Trustees

15,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock on the NYSE on such date, which vests in three equal annual installments based on continued service.

Annually, each non-management trustee receives a non-qualified stock option to acquire 5,000 shares of Common Stock, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at an exercise price equal to the closing price for the Common Stock on the NYSE on such date.

Upon the retirement of a non-management trustee, the vesting of any equity awards granted to the trustee for his/her service on the Board and not otherwise deferred will accelerate effective on his/her retirement date from the Board. Additional terms and conditions may be set forth in the award agreement governing the non-management trustee’s equity awards. Unless otherwise defined in an award agreement, retirement is defined as either a retirement from the Board (i) in accordance with the Company’s mandatory retirement policy or (ii) at a time when the non-management trustee (x) is at least age 55, (y) has provided Services (as defined in the 2016 Plan) for a minimum of 10 years to the Company, PS Business Parks, their subsidiaries or affiliates, and (z) the sum of his or her age and years of Service is at least 80.

In addition, upon the retirement of a non-management trustee, the trustee may exercise his/her vested options during the one-year period following his/her retirement date from the Board, or, if shorter, the period from his/her retirement date from the Board until the expiration of the original term of the options. If not exercised within such period, the vested options will automatically terminate at the end of such period.

Upon the retirement of a non-management trustee, any deferred stock units received under the Trustee Program will be delivered as elected in the trustee’s election form under the Trustee Program.

Unvested equity awards (RSUs and options) held by non-management trustees who are former Public Storage executives will continue to vest under the terms of the Company’s equity incentive plan for so long as the trustee continues to provide service to the Company. Those awards will not qualify for accelerated vesting as described above upon the retirement of the non-management trustee.

TRUSTEE AND EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

Pursuant to the Board’s stock ownership guidelines, we expect each trustee to beneficially own Common Stock equal in market value to three times the amount of the annual retainer for board member service. We expect each executive officer to beneficially own Common Stock equal in market value to five times, in the case of the CEO, and three times in the case of all other executives, his or her base salary.

Each executive officer and non-management trustee shall attain his or her ownership within five years from the date of hire, election, or promotion or, in the event the target is not attained by such date or maintained after such date, shall retain shares of the Common Stock equal in value to 50% of the net after-tax shares received upon any stock option exercise until the applicable ownership target is achieved.

Only shares of Common Stock owned by the non-management trustee or executive officer, the fair market value (as measured by the closing price on the NYSE, less the exercise price) of vested, in-the-money stock options held by the non-management trustee or executive officer, vested deferred stock

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Proposal 1: Election of Trustees

units held by the non-management trustee, shares of Common Stock owned jointly by him/her and his/her spouse, and shares owned by his/her spouse or beneficially for his/her children or in a 401(k) plan are counted for determining compliance with these guidelines. We do not count unvested time-based RSUs, unvested stock options and vested, out-of-the-money stock options for determining compliance with these guidelines.

The Governance Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our non-management trustees who have served for five years or more exceeded his/her stock ownership requirement.

TRUSTEE COMPENSATION IN FISCAL 2019

The following table presents the compensation provided by the Company to our trustees for the fiscal year ended December 31, 2019:

Trustee	Fees earned or paid in cash	Option Awards(1), (2)	Total

Ronald L. Havner, Jr.	$120,000(3)	—	$120,000

Tamara Hughes Gustavson	$120,000	$47,200	$167,200

Uri P. Harkham	$127,500 (4)	$47,200	$174,700

Leslie S. Heisz	$135,000	$47,200	$182,200

B. Wayne Hughes, Jr.	$120,000	$47,200	$167,200

Avedick B. Poladian	$145,000	$47,200	$192,200

Gary E. Pruitt (Lead Independent Trustee)	$155,000	$47,200	$202,200

John Reyes	$120,000 (5)	—	$120,000

Joseph D. Russell, Jr. (6)	—	—	—

Tariq M. Shaukat	$53,834(7)	$145,950(8)	$199,784

Ronald P. Spogli	$140,000	$47,200	$187,200

Daniel C. Staton	$140,000(9)	$ 47,200	$187,200

(1)

Reflects the fair value of the grant on April 24, 2019 of stock options to acquire 5,000 shares of Common Stock except for Tariq M. Shaukat, Ronald L. Havner, Jr., John Reyes, and Joseph D. Russell, Jr. Mr. Shaukat received an inaugural trustee grant of 15,000 options on July 30, 2019. Messrs. Havner, Reyes, and Russell did not receive any option award grants for 2019. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K.

(2)

As of December 31, 2019, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 45,000, of which 34,999 are fully vested and exercisable; Uri P. Harkham: 41,000, of which 30,999 are fully vested and exercisable; Leslie S. Heisz: 30,000 of which 14,999 are fully vested and exercisable; B. Wayne Hughes, Jr.: 50,000, of which 39,999 are fully vested and exercisable; Avedick B. Poladian: 50,000, of which 39,999 are fully vested and exercisable; Gary E. Pruitt: 50,000 , of which 39,999 are fully vested and exercisable; Tariq M. Shaukat: 15,000, none of which are fully vested and exercisable; Ronald P. Spogli: 40,000, of which 29,999 are fully vested and exercisable; and Daniel C. Staton: 41,667, of which 31,666 are fully vested and exercisable.

(3)

Pursuant to the Company’s Trustee Deferral Program, Mr. Havner elected to receive his 2019 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Havner received a total of 528 deferred stock units for 2019. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of

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Proposal 1: Election of Trustees

unrestricted common stock (i) in a lump sum upon Mr. Havner’s separation from service as a trustee or (ii) in a lump sum upon Mr. Havner’s earlier death or disability or upon a change of control of the Company.

(4)

Pursuant to the Company’s Trustee Deferral Program, Mr. Harkham elected to receive his 2019 Board fees in unrestricted Common Stock. Mr. Harkham received a total of 561 shares of unrestricted Common Stock for 2019. The number of shares of unrestricted Common Stock granted represents the quotient of the dollar amount of the cash retainers Mr. Harkham as earned for the quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest share.

(5)

Pursuant to the Company’s Trustee Deferral Program, Mr. Reyes elected to receive his 2019 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Reyes received a total of 528 deferred stock units for 2019. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in annual installments over 10 years beginning on January 1st following Mr. Reyes’ separation from services as a trustee or (ii) in a lump sum upon Mr. Reyes’ earlier death or disability or upon a change of control of the Company.

(6)	Joseph D. Russell, Jr. did not receive any compensation for his service as a trustee in 2019.
(7)

Pursuant to the Company’s Trustee Deferral Program, Mr. Shaukat elected to receive his 2019 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Shaukat received a total of 204 deferred stock units for 2019. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in a lump sum upon Mr. Shaukat’s separation from service as a trustee or (ii) in a lump sum upon Mr. Shaukat’s earlier death or disability or upon a change of control of the Company.

(8)	Tariq M. Shaukat received 15,000 stock options upon his appointment to the Board on July 30, 2019 which will vest over 3 years.
(9)

Pursuant to the Company’s Trustee Deferral Program, Mr. Staton elected to receive his 2019 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Staton received a total of 616 deferred stock units for 2019. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in a lump sum upon Mr. Staton’s separation from service as a trustee or (ii) in a lump sum upon Mr. Staton’s earlier death or disability or upon a change of control of the Company.

The Board recommends voting FOR all trustee nominees.

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Proposal 2:

Advisory Vote to Approve

Executive Compensation

Approve, on an advisory basis, the compensation paid to the Company’s NEOs as discussed and disclosed in the CD&A, the compensation tables, and any related material contained in this proxy statement.
RECOMMENDATION: Vote FOR the approval, on an advisory basis, of the compensation of the Company’s NEOs

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Proposal 2: Approve Executive Compensation

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

We provide our shareholders the opportunity to vote on the compensation program for our NEOs through a nonbinding annual advisory vote (known as the “Say-on-Pay” proposal).

We believe our compensation program for NEOs helped Public Storage in delivering strong performance in 2019, despite a challenging operating environment. In addition, our leadership team successfully executed against our strategy for building long-term value, which focuses on (a) growing our portfolio; (b) driving superior operating performance; (c) improving product quality, strengthening our brand, and enhancing the customer experience; (d) developing our people; and (e) maintaining a strong balance sheet.

Although the Say-on-Pay vote is advisory and nonbinding, the Compensation Committee values the opinions of our shareholders and will continue to consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote FOR approval

of our executive compensation

as described in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A provides a detailed description of our executive compensation philosophy and program and the factors we believe shareholders should consider in evaluating our Say-on-Pay proposal, which include:

We believe these factors support the Compensation Committee’s 2019 compensation decisions for our named executive officers as further detailed below.

Our Named Executive Officers (NEOs)

The following executive officers were NEOs in 2019:

•	Joseph D. Russell, Jr. – Please see Mr. Russell’s biography on page 18 in the section entitled Proposal 1: Election of Trustees in this proxy statement.

•

H. Thomas Boyle – Mr. Boyle was appointed Chief Financial Officer (CFO) on January 1, 2019. Mr. Boyle was Vice President and Chief Financial Officer, Operations, of the Company since joining the Company in November 2016. Prior to joining the Company, Mr. Boyle served in roles of increasing responsibilities with Morgan Stanley since 2005, from analyst to his last role as Executive Director, Equity and Debt Capital Markets.

•	Natalia N. Johnson – Ms. Johnson has served as Senior Vice President, Chief Human Resources Officer since April 25, 2018, following her promotion from Senior Vice President of

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Human Resources, a position she held since joining the Company in July 2016. Prior to joining Public Storage, Ms. Johnson held a variety of senior management positions at Bank of America, including Chief Operating Officer for Mortgage Technology and Human Resources Executive for the Mortgage Business and worked for Coca-Cola Andina and San Cristóbal Insurance.

•

Nathaniel A. Vitan – Mr. Vitan has served as Senior Vice President, Chief Legal Officer and Corporate Secretary since April 2019 and previously served as Vice President and Chief Counsel—Litigation & Operations since joining the Company in June 2016. Prior to joining Public Storage, he was Assistant General Counsel for Altria Client Services LLC from 2008 to 2016 and was a Trial and Appellate Practice attorney at Latham  & Watkins LLP.

WE DELIVERED STRONG PERFORMANCE AND FURTHER POSITIONED THE COMPANY FOR SUSTAINABLE LONG-TERM VALUE CREATION

In 2019, we delivered strong operating performance and further positioned the Company for long-term value creation, despite an unprecedented and challenging operating environment. We achieved record net operating income, and we improved same-store and non-same-store NOI by 0.2% and 18.1%, respectively. We paid $1.6 billion in dividends to our shareholders, including the 155th straight quarter of sustained or growing dividends. We also achieved several strategic initiatives focused on long-term value creation, including increasing and diversifying our scale, enhancing our properties and the customer experience, and maintaining a fortress balance sheet, one of the strongest in the REIT sector.

Company Performance

The self-storage industry faced formidable headwinds in 2019 due primarily to (a) high levels of new property development, particularly in many of our major markets; (b) slowing demand drivers, including decelerating job growth and home sales; and (c) strengthening expense pressures from rising property taxes, wages, and customer acquisition costs.

Despite these significant headwinds, the Company delivered strong performance in 2019, including:

Record Net Operating Income $2.1 billion	Record Core FFO per Share $10.75	Free Cash Flow per Share $9.72	Low G&A as % of Revenues 2.5%	High Return on Assets 13.0%

* Refer to the company’s 2019 Annual Report on Form 10-K for information regarding net operating income. Refer to Appendix A to this proxy statement for reconciliations and other information about certain other non-GAAP measures.

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We achieved industry leading same-store revenues, operating margins, and net operating income per square foot. Our occupancies increased from 2018 and remain near record levels, while stabilized occupancies across the self-storage industry were generally flat to down. Our dominant scale, platform, and brand allow us to deliver sustained performance in favorable and unfavorable operating environments.

*Same-store metrics per company disclosures. Public Storage calculations add back supervisory payroll and allocated overhead expenses to NOI in order to be consistent with competitor reporting methods. CubeSmart and Life Storage figures include tenant insurance income.

Our 2019 results build on our success over the last 10 years, when Core FFO per share and dividends per share grew at annual compounded growth rates of 7.9% and 13.8%, respectively, against annual compounded growth rate of only 3.0% for our portfolio (by square footage) and 1.9% for our employee population. We continued to create significant value relative to our capital outlay.

Our strategy of acquiring and developing high-quality properties in desirable markets, our superior operating platform, and our disciplined approach to capital allocation have resulted in industry leading gains in net operating income per square foot over the past ten years—even as our REIT competitors’ inclusion of unstabilized properties in their same-store pools and a significant portion of their property operating expenses in G&A expense rather than in costs of operations enhances their reported “same-store” NOI performance.

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*Same-store metrics per company disclosures. CubeSmart and Life Storage figures include tenant insurance income.

During that same period, we increased return on assets, reduced our cost of capital, and reduced our already low leverage from 3.1x to 2.8x (debt and preferred equity to EBITDA).

Our strong operating performance, capital allocation discipline, and prudent balance sheet management have generated consistently higher returns on assets relative to our self-storage REIT competitors and other real estate sectors:

Source: Company disclosures

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Successful Execution of our Long-Term Strategy for Value Creation

In 2019, our leadership team successfully executed against our strategy for creating long-term value, which focuses on (a) growing our portfolio through acquisitions, development and redevelopment, and third-party management; (b) driving superior operating performance; (c) improving product quality, strengthening our brand, and enhancing the customer experience; (d) developing our people; and (e) maintaining a strong balance sheet.

This has long been our core strategy, and we continue to believe that our management team’s execution of this strategy is paramount to the Company’s performance five, ten, and fifteen years out and is therefore critical to the Compensation Committee’s compensation decisions.

Our leadership team’s 2019 accomplishments in these areas include the following:

Growing our Scale and Creating Long-Term Value. We grew and diversified our property portfolio through acquisitions, development, redevelopment, and third-party management. In 2019:

•

We strengthened our market position by acquiring 44 properties, adding 3.1 million square feet to our portfolio at a total cost of $430 million. This is more than we acquired in each of the prior four years.

•

As the only public self-storage company with an in-house development program, we created sustainable value by delivering 40 developed and redeveloped properties at a total cost of $379 million—adding 3.7 million square feet to our portfolio. Although dilutive to short-term earnings, our development and redevelopment projects are expected to generate higher returns on assets than if we were to acquire similar properties in the open market. At year-end, we maintained a development pipeline for future growth of approximately $619 million.

•	Signed contracts adding 49 properties to our third-party management business.

Driving Superior Operating Performance. We leveraged our scale and operating platform to achieve higher occupancies and revenue with lower costs than our public competitors to mitigate the impact of new self-storage supply in 2019:

•	We achieved average occupancy rates of 93.5% and $17.60 in rent per occupied square foot across our same-store portfolio.

•	Our G&A as a percentage of revenues was lowest among our public competitors (2.5% for PSA versus 6.9% public competitor average).

Improving our Brand, our Product, and the Customer Experience. Although our existing customer base remained stable in 2019, and demand for self-storage remained strong, we focused

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on exceeding our customers’ evolving expectations and improving our properties and the customer experience, including:

•

We refreshed 155 properties in 11 key markets through our Property of Tomorrow program to enhance our brand identity, improve the customer experience, and increase the long-term value and sustainability of our portfolio.

•	We deployed a new, state-of-the-art website that provides our customers a faster, responsive, and streamlined desktop and mobile experience.

•	We continued to achieve high customer satisfaction scores, averaging 4.8 out of 5.0 stars in Google Reviews as of December 31, 2019.

Developing Our People. We believe a diverse and engaged workforce is critical to the Company’s ability to deliver long-term value. In 2019, we faced an extremely competitive labor market—with near-record-low unemployment rates—that presented a challenge to our efforts to hire and retain the talent we need to best serve our customers while managing the impact of rising labor costs on our financial performance. To meet this challenge, we invested in our people to provide them with (a) the tools and environment they need to deliver a great customer experience; (b) opportunities for professional development and advancement; and (c) competitive pay and benefits programs that support their needs, including:

•	We modernized all our recruiting technology to connect with prospective employees more effectively.

•

We developed and deployed new training programs to optimize internal skills development and expedite advancement across the Company. We had over 465,000 training completions, representing over 76,000 training hours, in 2019.

•	We recognized and rewarded our employees’ contributions, with over 26,000 recognition instances in 2019.

•	We provided comprehensive benefits programs that met our employees’ medical, emotional, and financial wellness needs.

•	We continued to focus on diversity in our recruiting, retention, and development processes, achieving a workforce comprising approximately 70% females and 53% people of color.

Maintaining a “Fortress” Balance Sheet. Consistent with our long-term philosophy, we maintained a “fortress” balance sheet—one of the strongest in the REIT industry—with low leverage and an emphasis on retained cash flow to fund growth opportunities. Maintaining significant flexibility and excellent credit ratings (we are one of only two U.S. REITs to achieve A2/A credit ratings from Moody’s and S&P, respectively) positions the Company for sustainable growth and financial performance through economic cycles.

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The following charts illustrate the relationship between total capitalization and leverage among Public Storage and the largest companies in the REIT sector and our self-storage REIT competitors.

* As of December 31, 2019 from respective company disclosures.

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Our Strategic Focus on Long-Term Value Creation

We operate our business for the long haul, and our strategy focuses on the Company’s performance in the decades to come. We believe that our long-term strategic focus sets us apart from other companies within and outside the real estate industry. And we believe our shareholders should consider that certain aspects of our strategy to promote long-term value creation are not intended to maximize short-term financial performance, including:

Strategy Element	Rationale

Low Leverage

•   We maintain low leverage for financial stability and flexibility over full economic cycles.

•   Long-Term Considerations: Odds of financial distress are minimized, and we are poised for external growth when valuations are most attractive (e.g., downcycles).

•   Short-Term Considerations: Leverage impact on earnings growth is less negative during economic downcycles, but also less positive during upcycles.

Use of Preferred Equity

•   We utilize perpetual preferred equity that has no maturity date, no covenants, a five-year issuer call option, and other attractive attributes.

•   Long-Term Considerations: This is an equity capital source that can be refinanced at no extra cost in falling interest rate environments and need not be repaid in rising interest rate environments. For example, we refinanced $3.1 billion of preferred equity over the past five years at par value. If we had instead refinanced comparable 30-year unsecured bonds, we estimate that we would have incurred additional, make-whole costs of approximately $1.3 billion.

•   Short-Term Considerations: Interest paid on preferred equity tends to be higher than unsecured bonds, providing a relative drag on earnings. Net of the estimated interest differential in the aforementioned unsecured bond scenario, however, net make-whole costs would have been a still-formidable $1.2 billion.

Development Platform

•   We have the largest national self-storage development platform and the only in-house platform amongst our self-storage REIT competitors.

•   Long-Term Considerations: Our development platform is a significant competitive advantage and source of long-term value creation. We develop new properties at costs significantly below the values at which existing occupied properties and newly developed properties trade in the marketplace.

•   Short-Term Considerations: Our development program is expensive. Since 2013, we have invested more than $1.1 billion in the development of new properties. We estimate this has created approximately $50 million of cumulative dilution. However, we estimate the market value of these properties to be approximately $2.1 billion. This value creation does not show up in our earnings.

Low Overhead

•   We focus on controlling overhead costs. Our G&A as a percentage of revenue (2.5% in 2019 vs. 6.9% for our self-storage REIT competitors) is well below that of other real estate companies and the broader corporate landscape. This reflects our overall attention to cost control and the meaningful scalability of our operations.

Ancillary Investments

•   We own an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR), the largest self-storage owner in Western Europe, and an approximate 42% common equity interest in PS Business Parks (NYSE:PSB), an owner of industrial, flex, and office properties in the United States.

•   These investments diversify our investment base and have created significant value for Public Storage shareholders prior and subsequent to their respective listings on public stock exchanges. At year-end, the combined market values were $3.6 billion versus our book value of $768 million.

Same-Store Definition

•   We define our same-store pool to reflect long-term stabilized revenue, expense, and net operating income growth within our portfolio. We believe shareholders and analysts should do the same.

•   Our self-storage REIT competitors have different definitions that lead to unstabilized properties being included in their same-store pools and a significant portion of their property operating expenses being included in G&A rather than cost of operations. This may enhance reported performance under metrics frequently used by investors and analysts, including same-store NOI growth, operating margin and company net asset value (NAV).

No Guidance

•   We do not provide earnings guidance as we believe this would detract from management’s long-term focus and decision-making. Instead, we provide robust discussion of important components of our business in our regular reports to shareholders on our Form 10-Qs and Form 10-K.

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Proposal 2: Approve Executive Compensation

OUR COMPENSATION PHILOSOPHY AND PRACTICES ALIGN EXECUTIVE PAY WITH PERFORMANCE AND CREATION OF LONG-TERM VALUE

The Board and the Compensation Committee believe that it is critical to Public Storage’s long-term success to:

•	attract and retain exceptional executives in a competitive labor market;

•	create the proper incentives that encourage executive share ownership and align executive compensation with Company performance and the creation of long-term value;

•

motivate our executives to achieve the Company’s performance goals by putting a substantial portion of each executive’s compensation “at risk” and by tying a significant portion of executive compensation to the Company’s achievement of pre-established performance criteria; and

•	provide a total compensation package that is competitive and appropriate to each executive’s experience, responsibilities, and performance.

The following key features of our compensation program reflect our philosophy:

What We Do	What We Don’t Do

☑   A substantial portion of our NEOs’ compensation is “at risk.” Over 74% of 2019 NEO compensation was tied to achievement of performance goals that are key drivers of our success.

☑   We pay a high percentage of executive compensation in equity. Our NEOs receive a high percentage of their total compensation in restricted equity.

☑   We promote retention and align pay with long-term value creation through the use of long equity vesting periods. Our NEO equity awards vest over at least five years, as compared to three-year market practice.

☑   We require our NEOs to meet robust stock ownership guidelines. NEOs must comply with these guidelines within five years of appointment. Unvested time-based RSUs, unvested stock options, and out-of-the-money stock options are NOT counted for determining compliance with these guidelines.

☑   We have strong clawback provisions. Our clawback policy generally requires us to reduce unvested awards and require repayment of previously paid compensation, if warranted

☑   We employ a double-trigger for accelerated vesting of equity upon a change in control.

☒   No employment, “golden parachute,” or severance agreements with our NEOs.

☒   No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

☒   No excessive perquisites. Except for perquisites that are available to employees generally, such as contributions to the 401(k) Plan, we do not offer perquisites to our NEOs.

☒   No repricing of stock options.

☒   No tax gross ups. We generally do not provide “gross-ups” or other reimbursements of golden parachute or other taxes, nor do we provide change in control benefits to NEOs that are not available to other employees generally.

☒   No supplemental retirement plans. We do not provide any nonqualified deferred compensation or supplemental retirement benefits to our NEOs, other than providing the opportunity to defer receipt of shares that otherwise would be paid on vesting of certain RSUs.

☒   No hedging against price fluctuations in the Company’s securities is permitted. Hedging transactions include the purchase of financial instruments designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

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VARIOUS COMPENSATION ELEMENTS INCENTIVIZE AND REWARD PERFORMANCE

Our executive compensation design is simple, effective, and links pay to performance and the creation of long-term value. We pay our NEOs a mix of cash and equity, the majority of which is “at risk” and tied to achieving performance objectives set by the Compensation Committee in light of the Company’s long-term strategy and the current business environment. We promote responsible growth and risk management and align the interests of our executives with the interests of our shareholders by using performance-based equity awards that are subject to long, above-market vesting periods as the predominant form of compensation.

The main elements of our executive compensation program are as follows:

Compensation Type		Pay Element	Links to Business and Talent Strategies

Fixed Pay	Cash Compensation	Base Salary

•  The only fixed element of compensation; allows us to attract and retain exceptional talent.

•  In setting base salary, the Compensation Committee considers the individual’s responsibilities and experience and market data, including comparable REITs and other companies against which we compete for talent.

At-Risk Pay		Performance-Based Bonus

•  We motivate executives to focus on corporate objectives by having a significant portion of annual compensation paid as variable compensation that is conditioned on the achievement of pre-established annual financial, operational, and individual goals that we believe are critical to our long-term strategy.

•  Payouts are determined and, if earned, awarded in the year following the performance year, based on achievement of pre-established annual targets.

	Equity Compensation	Generally

•  We align executive compensation with long-term value creation and sustained financial performance by paying a significant amount of annual compensation in equity—in the form of RSUs and/or options—that are granted subject to satisfaction of performance conditions measured over a predefined period.

•  RSU and option awards granted are further subject to time-based vesting periods (5 years) that are longer than market practice and require executives to remain committed to the Company in order to realize the full value of such awards.

•  These RSU and option awards have significant retention value and help foster an ownership culture that encourages a long-term focus and continually aligns the interests of our NEOs and shareholders throughout the duration of the lengthy vesting period; as the value of our Common Stock increases or decreases over time, so does the value of a significant portion of our NEOs’ annual realized compensation.

Performance-Based RSUs

•  Earned RSUs serve as a strong retention tool for the Company, as they retain some value and provide a retention incentive even during difficult market conditions, when we may need it most.

•  For 2020, RSU awards will be determined based on achievement of multiple pre-established goals and granted in the year following the performance period.

Performance-Based Options

•  Stock options are granted with an exercise price of not less than 100% of the fair market value of the Common Stock on the grant date, which further aligns the interests of our executives and shareholders by ensuring that the options will have value only when the price of our Common Stock increases after the grant date.

•  For 2020, performance-based option awards will be granted and will vest based on the achievement of two pre-established performance goals measured over a three-year period: (a) NAV per share growth and (b) Total Shareholder Value growth. Three-fifths of the option awards will vest upon the satisfaction of the performance goal at the conclusion of the performance period, with the remaining vesting ratably over the next two years.

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2019 At-Risk Compensation for All NEOs. We believe that paying a significantly larger percentage of total compensation to our NEOs in performance-based cash and equity incentive awards advances our pay-for-performance compensation philosophy. The following charts depict for Mr. Russell, our CEO, and for all of our NEOs together, the split between (i) compensation tied to the achievement of performance goals, consisting of RSUs and annual cash incentive awards and (ii) compensation not tied to performance goals, consisting of base salary. The amounts below include RSUs and annual cash incentive awards that would have been paid assuming target achievement for 2019 and exclude one-time promotion related RSU awards.

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OUR COMPENSATION PROCESS IS DISCIPLINED, BALANCED, AND RESPONSIVE TO OUR SHAREHOLDERS

In 2019, the Compensation Committee comprised the following independent trustees:

•	Daniel C. Staton (Chair), Chairman and Managing Partner of Staton Capital LLC

•	Uri P. Harkham, Chief Executive Officer of Harkham Family Enterprises

•	Ronald P. Spogli, Co-Founder of Freeman Spogli & Co.

The Compensation Committee determines our compensation philosophy and makes all final compensation decisions for our CEO and other NEOs. It has the authority to select, retain, and terminate advisors and other experts (including compensation consultants) as it deems appropriate. Our performance review process includes the following features:

1	The Board annually reviews the Company’s strategy and business plans

2	Company and individual performance goals consistent with the Company’s strategy and business plans are established and discussed with the Board and the Compensation Committee

3	The Compensation Committee periodically reviews the Company and our NEOs’ performance, consulting with the Board and our CEO as appropriate (and as detailed below)

At year end, the Compensation Committee solicits the views of the Board on the performance of all our NEOs. In addition, our CEO shares his assessment of the other NEOs’ performance against their goals and his recommendation on compensation for the Compensation Committee’s consideration

4

The factors the Compensation Committee considers in making all final compensation decisions for our NEOs include:

Company Performance, Strategic Execution, and Individual Performance. The Compensation Committee considers the Company’s annual and long-term financial performance in light of operating conditions; management’s execution against the Company’s strategic plan and their goals, with a focus on management’s contributions to long-term value creation; and established priorities and goals. In 2019, the Compensation Committee considered the information discussed in more detail in other parts of this CD&A.

Board and Management Views. The Compensation Committee solicits the views of the Board on performance of all NEOs, particularly for Mr. Russell.

The Compensation Committee also solicits Mr. Russell’s views on (1) compensation of the other NEOs and (2) Company-wide compensation matters. The Compensation Committee, at its discretion, may

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also solicit the views of other members of the management team, including our Chief Human Resources Officer. Mr. Russell does not vote on items before the Compensation Committee and is not present during the Compensation Committee’s discussion and determination of his compensation. The Compensation Committee sets CEO base salaries, bonus, and equity compensation using its independent judgment and analysis.

Appropriate Pay Mix and Use of Deferred Compensation Subject to Lengthy Vesting Periods. The Compensation Committee considers what mix of cash and equity compensation attracts and retains exceptional talent and properly incentivizes management to focus on the creation of long-term value without excessive risk-taking. In this regard, the Compensation Committee believes that emphasizing the use of equity compensation (primarily in the form of RSUs and options) with long vesting periods—longer than any of our peer companies—is a highly effective way of incentivizing our executives to remain with the Company and focus on long-term value creation. Through the use of long vesting periods, we link our NEOs’ realized compensation to our long-term stock performance.

Shareholder Engagement and Feedback. We believe in maintaining an ongoing dialogue with our shareholders and seek their feedback on a wide range of issues, including our compensation practices. We currently submit an advisory vote to approve NEO compensation—i.e., a Say-on-Pay vote—to our shareholders annually.

At the 2019 annual meeting of shareholders, our shareholders approved all trustee nominees, our Say-on-Pay proposal, and the appointment of our independent registered public accounting firm. However, the level of support for our Say-on-Pay proposal in 2019 declined from the prior three years’ advisory votes, when support had been nearly 95%, even though the core philosophy of our annual compensation programs remained materially consistent.

In connection with the 2019 Say-on-Pay vote, we expanded engagement with our shareholders on our executive compensation program, as well as other matters, and solicited direct feedback from shareholders that collectively beneficially owned over 60% of our outstanding Common Stock. Our Lead Independent Trustee, Gary E. Pruitt, led our engagement efforts and shared the results with the Compensation Committee and the full Board.

In addition, as part of our ongoing commitment to ensuring we understand the perspectives of our many stakeholders, we conducted further off-season outreach to our top shareholders in early 2020. We requested meetings with investors representing approximately 60% of our outstanding Common Shares. With our Lead Independent Trustee, Gary E. Pruitt, we had calls and discussed governance, compensation, and other matters with our shareholders. We shared the feedback we received with the Compensation Committee, the Governance Committee, and the full Board.

Our engagement activities have provided us with valuable feedback from our shareholders and other stakeholders. Overall, our shareholders agreed with our long-term focus, generally supported the structure of our compensation program, and provided constructive feedback that the Compensation Committee has carefully considered. The following table summarizes the categories of feedback we heard from our shareholders and the related decisions the Compensation Committee made on 2019 executive compensation, in designing the 2020 executive compensation program, and in reviewing and recommending the CD&A disclosure included in this proxy statement:

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Feedback We Received	Related Actions

Greater transparency on performance metrics targets and thresholds

●   The Compensation Committee is committed to providing more insights into its decision-making process and how its compensation decisions advance our pay-for-performance compensation philosophy.

●   The Compensation Committee reduced the target annual cash incentive from 200%/133% of base salary in 2018 to 100% of base salary in 2019 for our CEO/CFO.

●   The Compensation Committee concluded that positive Core FFO per share growth was a sufficiently rigorous goal for 2019 cash incentive compensation, and that a threshold target of 2% and a maximum target of 4% same-store NOI growth for equity compensation would be challenging, in light of the operational and macroeconomic headwinds discussed in detail in this CD&A. The 2% same-store NOI growth threshold for equity compensation represents a significant increase over the 2018 threshold of positive same-store NOI growth. Because the threshold level for RSU awards was not achieved for 2019, no RSUs were awarded to the NEOs.

Consider using multiple performance metrics and multiyear performance periods for incentive compensation

●   In the Compensation Committee’s judgment, the use of same-store revenue growth as the performance standard for RSU incentive awards in 2019 was appropriately focused on the long-term because inherent in same-store revenue growth is the aggregate performance of fundamental drivers of sustainable value creation for our business.

●   In setting the 2019 RSU performance measurement period, the Compensation Committee considered the lengthy vesting period of RSUs earned and the appropriate balance between vesting period length and performance period for RSU awards.

●   In light of the shareholder feedback we received, the Compensation Committee approved the inclusion of additional performance criteria to both the annual cash incentive program and the performance-based RSU award program for 2020.

o   For the annual cash incentive program, NEO bonuses will be conditioned on (a) Core FFO per share performance and (b) achievement of specific individual business objectives that are critical to the execution of the Company’s long-term strategic plan.

o   Performance-based RSU awards for 2020 will be conditioned on (a) same-store revenue growth and (b) NOI growth.

●   In addition, for 2020, our NEOs will be eligible to receive performance-based stock options based on the achievement of two performance metrics: (a) growth in NAV per share and (b) growth in Total Shareholder Value. Performance against these metrics will be measured over a three-year performance period and any earned stock options will be subject to an additional time-based vesting schedule after the completion of the three-year performance period. Three-fifths of any multiyear performance-based option award will vest upon achievement of the performance targets at the conclusion of the three-year performance period, with the remaining vesting ratably over the next two years. The Compensation Committee believes stock options to be the appropriate equity award type because they have value only if the price of our Common Stock is greater than the exercise price of the option at the time of exercise, thereby further bolstering the link to Company performance and shareholder return. The Compensation Committee believes the incorporation of multiple performance metrics and a multiyear performance period directly addresses the feedback we received from our shareholders.

Consider using relative performance measures for long-term equity compensation

●   We reviewed the peer group we use to monitor market compensation trends and practices and made appropriate updates as explained below, including the addition of several self-storage competitors.

●   The Compensation Committee carefully considered, but ultimately decided not to adopt, relative performance measures for our 2019 performance-based RSU award program for NEOs. In the Compensation Committee’s judgment, incentivizing management to focus on the fundamentals of our long-term strategy—including same-store revenue performance—is more appropriate for our business than relying on external benchmarks that do not serve as true “apples to apples” comparators for the reasons discussed above (see “Our Strategic Focus on Long-Term Value Creation” at page 40).

Consider additional good compensation-related governance practices

●   We adopted a clawback policy for all equity grants that is more stringent than current minimum legal requirements under the Sarbanes-Oxley Act of 2002.

●   We are providing enhanced disclosures to clarify that equity grants under the 2016 Plan are subject to double-trigger acceleration-of-vesting provisions.

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The Compensation Committee will also consider the feedback it received, and additional feedback received through the Company’s ongoing shareholder engagement efforts, in future decisions on executive compensation matters.

Compensation Surveys and Other Market Data. Each component of compensation we pay to our NEOs—salary, cash bonuses, and equity—is based on the Compensation Committee’s assessment of each individual’s job scope and responsibilities and consideration of market compensation. The Compensation Committee, with support from the Company’s Human Resources department, is responsible for determining our executive compensation plan’s design and compensation levels.

For 2019, the Compensation Committee evaluated market data and compensation plan design trends provided by Equilar, a leading executive compensation data solutions company. The Compensation Committee uses market compensation information to:

●	Understand how other public companies design executive compensation plans to align executive pay with long-term value creation; and

●	Assist the Company in offering competitive compensation levels to attract (and retain) exceptional executives in the diverse industry sectors within which we compete for executive talent.

Accordingly, in balancing these and other considerations, including the feedback of our shareholders, the Compensation Committee refined the group of companies to include more REIT and self-storage participants:

Company Peers

American Tower	Equinix	Simon Property Group

AvalonBay Communities	Equity Residential	Ventas

Boston Properties	Essex	Vornado Realty Trust

Brookfield Property	Extra Space	Welltower

Chipotle	HCP	Weyerhaeuser

Crown Castle	Host Hotels & Resorts	YUM! Brands

CubeSmart	Life Storage

Enterprise	Prologis

Market data is part of the diverse toolkit the Compensation Committee uses to set fair and competitive compensation levels that help drive the creation of long-term value while mitigating undue risk-taking and attracting and retaining top talent.

2016 Plan. The Compensation Committee grants equity awards pursuant to the 2016 Plan approved by our Board and by the affirmative vote of more than 96% of votes cast by our shareholders at our 2016 Annual Meeting, with an effective date of April 25, 2016. All equity awards and incentive compensation granted on and subsequent to that date were made under the 2016 Plan and are subject to its terms and conditions.

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OUR 2019 NEO COMPENSATION FRAMEWORK IS CONSISTENT WITH OUR PAY-FOR-PERFORMANCE PHILOSOPHY

The Compensation Committee designed its 2019 compensation program to attract and retain exceptional executives and to incentivize and reward long-term value creation consistent with our strategy. The following is a summary of the Compensation Committee’s decisions with respect to the key components of the 2019 program:

Base Salaries. Consistent with the Compensation Committee’s philosophy that executive compensation should be more heavily weighted towards performance-based, at-risk compensation, the Compensation Committee did not change base salaries for 2019 except in connection with the promotions noted below. The promotion-related base salary increases noted below reflected each NEO’s new role and expanded responsibilities and obligations.

2019 Annual Cash Incentive Targets. In early 2019, the Compensation Committee agreed that the corporate performance target threshold for 2019 cash bonus awards for the NEOs would be positive growth of Core FFO per share, as adjusted for extraordinary items, including any foreign exchange gains and losses.3

The Compensation Committee selected Core FFO per share as the performance target because the Compensation Committee believes Core FFO per share, a widely-accepted measure of a REIT’s earnings, is a strong indicator of management’s operational effectiveness and is a foundational metric for the Company’s long-term strategy.

In setting the Core FFO per share performance goal for 2019, the Compensation Committee considered a number of factors, including elevated new storage supply, significant operating expense headwinds related to increasing property tax, wage, and customer acquisition pressures, declining macroeconomic conditions, and decelerating industry-wide operating fundamentals. Based on these competitive conditions in the self-storage industry and other challenges, the Compensation Committee determined, in its judgment, that a target of positive Core FFO per share growth was appropriately rigorous for 2019.

The Compensation Committee approved that the annual cash incentive target for NEOs be set at an amount equal to 100% of each officer’s base salary at the applicable base salary on the date such bonus award is considered and approved by the Compensation Committee. This reflects a decrease in target thresholds in 2018 from 200% and 133% for the CEO and CFO, respectively.

The Compensation Committee historically has considered the potential impact of Internal Revenue Code Section 162(m) (Section 162(m)) when designing its short-term performance-based bonus awards for NEOs, and retains discretion to reduce awards even if threshold targets are achieved. See “2019 Tax and Accounting Considerations—Section 162(m)” for discussion of the potential tax impact of the amendment of Section 162(m) in 2017 tax legislation.

3 Core FFO is a non-GAAP measure that represents net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, the application of EITF D-42 to the redemption of securities and certain other items. Refer to Appendix A to this proxy statement for reconciliations and other information regarding Core FFO.

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2019 Performance-Based RSU Targets. Also in early 2019, the Compensation Committee established the 2019 performance-based RSU award program for NEOs, which requires growth in same store revenues at the following potential award levels:

2019 Same Store Revenue Growth	Grant Award Levels

Below 2%	No Award

2-3%	100% of Target

Above 3%	150% of Target

The Compensation Committee approved target award amounts at the 100% level for our NEOs as follows: Mr. Russell – 7,500 RSUs; Mr. Boyle – 5,000 RSUs; Ms. Johnson – 3,000 RSUs; and Mr. Vitan – 2,000 RSUs.

The Compensation Committee selected same-store revenues as the performance measure for RSU incentive awards because in the Compensation Committee’s judgment, same-store revenues, like Core FFO per share, is a strong measure of fundamental components of sustainable value creation for our business, including: (a) a growing and diversified portfolio of properties located in the right markets; (b) a superior operating platform; (c) a strong brand, well-maintained properties, and an excellent customer experience; (d) hiring and developing the right people; and (e) a disciplined capital allocation strategy. Given the size of the Company, same-store revenues, which reflects the operating income of the Company’s property portfolio excluding the impact of acquisitions and dispositions, which can distort period-to-period comparisons, is the key engine of the Company’s earnings and ability to deliver sustained revenues.

In setting the same-store revenue goal for 2019, the Compensation Committee considered a number of factors, including elevated new storage supply, declining macroeconomic conditions, and decelerating industry-wide operating fundamentals. Based on these competitive conditions in the self-storage industry and other challenges, the Compensation Committee determined that a threshold target of 2% and a maximum target of 4% growth would be challenging. The 2019 threshold level of 2% same property revenue growth represented a significant increase from the 2018 threshold target of 0%.

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OUR 2019 COMPENSATION DECISIONS PROPERLY REWARD AND INCENTIVIZE OUR EXECUTIVES

Base Salaries. The 2019 base salaries for three of our NEOs were set in connection with their promotions. Specifically, Mr. Russell’s salary increased from $600,000 to $700,000, and Mr. Boyle’s salary increased from $350,000 to $550,000, in connection with their promotions to Chief Executive Officer and Chief Financial Officer, respectively, effective January 1, 2019. Mr. Vitan’s salary increased from $300,000 to $350,000 in connection with his promotion to Chief Legal Officer, effective April 20, 2019. Ms. Johnson’s salary remained unchanged at $400,000.

Satisfaction of Performance Targets. In early 2020, the Compensation Committee determined that with respect to the 2019 annual incentive bonuses performance targets, the Company had achieved a 1.8% and 1.4% year-over-year increase in Core FFO per share and same store revenues, respectively.

Annual Cash Incentives. Since the Company achieved the positive Core FFO per share growth in 2019 for the annual incentive bonus, and after consideration of individual performance for NEOs, as assessed by the Compensation Committee (with input from Mr. Russell with respect to NEOs reporting to him, and with input from the Board with respect to Mr. Russell), the Compensation Committee awarded the following annual cash incentive bonuses to the NEOs : Mr. Russell, $700,000 (100% of target); Mr. Boyle, $550,000 (100% of target); Ms. Johnson, $400,000 (100% of target); and Mr. Vitan, $350,000 (100% of target).

2019 Performance-Based RSUs. The 2019 performance-based RSU award program for NEOs requires a minimum of 2% growth in year-over-year same store revenues. Because actual 2019 same store revenue growth was 1.4%, our NEOs did not qualify for any RSU awards and none were awarded.

2019 Promotion-Based Equity Awards. Mr. Russell, who was promoted to CEO effective January 1, 2019, Mr. Boyle, who was promoted to CFO effective January 1, 2019, and Mr. Vitan, who was promoted to Chief Legal Officer on April 20, 2019, received one-time compensation in connection with their promotions as follows:

●	On March 8, 2019, Mr. Russell was awarded 5,000 RSUs vesting in eight equal installments and options to acquire 20,000 shares of Common Stock vesting in equal annual installments over five years.

●	On March 8, 2019, Mr. Boyle was awarded 3,750 RSUs vesting in eight equal installments and options to acquire 15,000 shares of Common Stock vesting in equal annual installments over five years.

●	On May 27, 2019, Mr. Vitan was awarded 2,000 RSUs vesting in eight equal installments and options to acquire 10,000 shares of Common Stock vesting in equal annual installments over five years.

2019 CEO Compensation. Mr. Russell was appointed as CEO in January 2019, succeeding Mr. Havner, who had been the Chief Executive Officer of the Company for over 15 years. As shown in the table below, the Compensation Committee significantly reduced CEO compensation from the levels that were previously approved for Mr. Havner. This decision was made after consideration of numerous factors, including the fact that Mr. Russell was a newly-appointed CEO and the desire to

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provide room for future increases in target compensation based on sustained performance and demonstrated leadership. In assessing Mr. Russell’s compensation for 2019, the Compensation Committee considered Mr. Russell’s achievements against strong business results and his performance in leading the Company in 2019. The Compensation Committee believes Mr. Russell’s compensation is appropriately aligned with the Company’s performance across several important measures.

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2020 COMPENSATION OUTLOOK

In March 2020, the Compensation Committee approved a compensation program for our NEOs that continues to emphasize at-risk, performance-based equity grants and that the Committee believes is responsive to our shareholders and properly incentivizes our executives to create long-term value for our shareholders. The essential elements of our 2020 compensation program are as follows:

Compensation Type		Pay Element	2020 Executive Compensation Plan Design

Fixed Pay	Cash Compensation	Base Salary

●   Consistent with the Compensation Committee’s philosophy that executive officer compensation should be more heavily weighted towards performance-based, at-risk compensation, base salaries of our executive officers will remain unchanged, as follows: Mr Russell–$700,000; Mr. Boyle–$550,000; Ms. Johnson–$400,000; and Mr. Vitan–$350,000.

At-Risk Pay		Performance-Based Bonus

●   In 2020, eligibility for annual cash incentives will be based on two criteria:

o  Core FFO per share performance, and

o  The achievement of predefined business goals directly tied to the execution of the Company’s long-term strategic plan.

●   The Compensation Committee set 2020 annual bonus target amounts for Mr. Russell, Mr. Boyle, Ms. Johnson, and Mr. Vitan at 100% of base salary for each: $700,000, $550,000, $400,000, and $350,000, respectively.

	Equity Compensation	Performance-Based RSUs

●   In 2020, eligibility for performance-based RSU awards will be based on two performance metrics: (a) same store revenue and (b) NOI growth.

●   If awarded in early 2021, all performance-based RSUs will vest in equal installments over five years starting on the first through fifth anniversaries of the grant date.

●   The Compensation Committee approved the following target levels: Mr. Russell–10,000; Mr. Boyle–7,500; Ms. Johnson–5,000; and Mr. Vitan–5,000.

Multiyear Performance-Based Options

●   In 2020, eligibility for multiyear performance-based options will be based on growth in NAV per share and growth in Total Shareholder Value over a three-year performance period.

●   The Compensation Committee believes that NAV per share growth and Total Shareholder Value growth over a three-year performance period are good metrics for measuring our NEOs’ success in creating long-term shareholder value.

●   Three-fifths of any multiyear performance-based option award will vest upon achievement of the performance target at the conclusion of the three-year performance period, with the remaining vesting ratably over the next two years. The following options were granted to the NEOs subject to the above performance and vesting conditions: Mr. Russell–80,000; Mr. Boyle–60,000; Ms. Johnson–50,000; and Mr. Vitan–50,000.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION – SECTION 162(m)

The Compensation Committee considers the tax deductibility of compensation as one factor when considering executive compensation program alternatives. Due to its tax status as a REIT, the Company must generally distribute its taxable income to shareholders. To the extent that compensation is not deductible, taxable income will be higher and so distributions to shareholders may be higher than they would be otherwise.

The Compensation Committee has in the past approved and has reserved the right in the future to approve compensation that does not qualify for deductibility in circumstances it deems in the Company’s best interests.

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Prior to January 1, 2018, Section 162(m) imposed a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. Certain “performance-based” compensation exceeding $1,000,000 annually paid to the executives was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met. The Company generally designed awards of stock options, certain restricted share units, and cash incentives to qualify as deductible “performance-based” compensation.

The tax reform legislation signed into law on December 22, 2017 (the “Tax Cuts and Jobs Act”), further limited the deductibility of executive compensation, effective January 1, 2018. Section 162(m) still imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. But, the legislation repealed the exclusion for “performance-based” compensation and expanded the group of employees subject to the limitation to include the chief financial officer and certain former executive officers.

Compensation awarded before November 3, 2017, which otherwise qualified as “performance based,” may continue to be deductible in the future as the cash compensation is paid, the restricted share units vest, and the stock options are exercised, under certain interim relief provisions of the Tax Cuts and Jobs Act. However, due to ambiguities and uncertainties about how the revised Section 162(m) should apply, it is uncertain whether previous awards that the Compensation Committee believed to be “performance based” compensation will be deductible going forward.

Under the 2016 Plan, the limit on the aggregate value of cash and non-cash awards, other than stock options and SARs, that the Company may grant to any individual in any calendar year, is $15 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2019.

The following independent trustees, who comprise the Compensation Committee, provide this report:

THE COMPENSATION COMMITTEE

Daniel C. Staton (Chairman)

Uri P. Harkham

Ronald P. Spogli

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table. The following table sets forth information concerning the compensation earned by each of our NEOs for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total(9)

Joseph D. Russell, Jr.(6) President and Chief Executive Officer	2019	700,000	-	2,679,000	194,000	700,000	16,200	$4,289,200
	2018	600,000	-	972,200	-	600,000	16,000	2,188,200
	2017	600,000	-	1,131,200	453,400	480,000	15,800	2,680,400

H. Thomas Boyle(7) Chief Financial Officer	2019	550,000	-	2,518,260	145,500	550,000	11,200	$3,774,960
	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-

Lily Yan Hughes(8) Former Chief Legal Officer and Corporate Secretary	2019	148,319	-	428,640	-	-	11,200	$588,159
	2018	350,000	-	388,880	-	350,000	11,000	1,099,880
	2017	350,000	-	452,480	-	200,000	10,800	1,013,280

Nathaniel A. Vitan(8) Chief Legal Officer and Corporate Secretary	2019	334,932	-	944,920	98,500	350,000	11,200	$1,739,552
	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-

Natalia N. Johnson Chief Human Resources Officer	2019	400,000	-	1,553,820	97,000	400,000	11,200	$2,462,020
	2018	366,665	-	473,640	-	400,000	11,000	1,251,305
	2017	-	-	-	-	-	-	-

(1)

Mr. Vitan’s annualized salary increased to $350,000 upon his promotion to Chief Legal Officer and Corporate Secretary in April 2019. Ms. Johnson’s annualized salary increased to $400,000 upon her promotion as Chief Human Resources Officer in April 2018.

(2)

The values reflected in this column reflect RSU awards based on the estimated fair value of such awards on the respective grant dates. 2019 amounts include (i) promotion related grants of 5,000, 3,750, 2,000, and 2,000 respectively for Mr. Russell, Mr. Boyle, Mr. Vitan, and Ms. Johnson; (ii) 7,500, 5,000, 2,000, 2,000, and 3,000 RSUs respectively for Mr. Russell, Mr. Boyle, Ms. Hughes, Mr. Vitan, and Ms. Johnson, assuming achievement of performance conditions for 2019 at the 100% target level. In February 2020, the Compensation Committee determined that NEOs did not qualify for any grants based on 2019 performance; and (iii) discretionary grants of 2,000 and 2,250 RSUs respectively related to 2018 performance achievements for Mr. Boyle and Ms. Johnson.

(3)

The amounts shown in this column reflect the grant date fair value of stock option awards, including promotion-related stock options of 20,000 for Mr. Russell, 15,000 options for Mr. Boyle, 10,000 options for Ms. Johnson, and 10,000 options for Mr. Vitan. For further discussion concerning the assumptions used in this valuation, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K.

(4)

The amounts shown in this column reflect annual cash incentive awards for NEOs that are based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the 2019 performance targets.

(5)

The amounts shown in this column for all NEOs reflect contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation up to a maximum of $10,800 for 2017, $11,000 for 2018 and $ 11,200 for 2019). For Mr. Russell, the amount shown in 2017, 2018, and 2019 includes a $5,000 payment for attending in person a meeting of the board of directors of the Company’s insurance subsidiary.

(6)	Mr. Russell was promoted to CEO effective January 1, 2019 and has served as President since July 2016.

(7)	Mr. Boyle was promoted to CFO effective January 1, 2019.

(8)	Mr. Vitan was appointed Chief Legal Officer effective April 18, 2019, after Ms. Hughes tendered her resignation effective April 15, 2019.

(9)

In February 2020, the Compensation Committee determined that NEOs did not qualify for any RSU grants based on 2019 performance. The total compensation for Mr. Russell, Mr. Boyle, Mr. Vitan, and Ms. Johnson, as adjusted to reflect that no performance RSUs were issued was $2,681,800, $2,703,360, $1,265,552, and $1,819,000, respectively.

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Grants of Plan-Based Awards. The following table sets forth information relating to estimated future payouts under non-equity incentive plan awards, stock options and RSUs granted pursuant to our equity incentive plans during the year ended December 31, 2019 to each of our NEOs.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other RSU Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Joseph D. Russell, Jr.

Annual Incentive(5)	03/8/19	-	700,000	10,500,000	7,500	7,500	11,250	-	-	-	1,607,400

Promotion Related RSUs	03/8/19	-	-	-	-	-	-	5,000	-	-	1,071,600

Stock Options	03/8/19	-	-	-	-	-	-		20,000	214.32	194,000

H. Thomas Boyle

Annual Incentive(5)	03/8/19	-	550,000	8,250,000	5,000	5,000	7,500	-	-	-	1,071,600

Promotion Related RSUs	03/8/19	-	-	-	-	-	-	3,750	-	-	803,700

Other RSU Grants	03/8/19	-	-	-	-	-	-	3,000	-	-	642,960

Stock Options	03/8/19	-	-	-	-	-	-	-	15,000	214.32	145,500

Lily Yan Hughes(6)

Annual Incentive	03/8/19	-	350,000	5,250,000	2,000	2,000	3,000	-	-	-	428,640

Nathaniel A. Vitan(6)

Annual Incentive(5)	05/27/19	-	350,000	5,250,000	2,000	2,000	3,000	-	-	-	472,460

Promotion Related RSUs	05/27/19	-	-	-	-	-	-	2,000	-	-	472,460

Stock Options	05/27/19	-	-	-	-	-	-	-	10,000	236.23	98,500

Natalia N. Johnson

Annual Incentive(5)	03/8/19	-	400,000	6,000,000	3,000-	3,000	4,500	-	-	-	642,960

Promotion Related RSUs	03/8/19	-	-	-	-	-	-	2,000	-	-	428,640

Other RSU Grants	03/8/19	-	-	-	-	-	-	2,250	-	-	482,220

Stock Options	03/8/19	-	-	-	-	-	-	-	10,000	214.32	97,000

(1)

Pursuant to applicable accounting rules, (i) the grant dates for the RSUs referred to in this table are the dates the Compensation Committee took the action to establish the targets for the potential awards and (ii) the grant dates for the options referred to in this table are the dates such options were actually awarded.

(2)

The amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the 2016 Equity and Performance-Based Incentive Compensation Plan (the “2016 Plan”) based upon achievement of performance targets. The amounts shown for Mr. Russell, Mr. Boyle, and Mr. Vitan were established as part of the compensation package in connection with the promotions of Mr. Russell to CEO in January 2019, of Mr. Boyle to CFO in January 2019, and Mr. Vitan to Chief Legal Officer in April 2019.

(3)

Amounts shown in this column reflect the fair value of stock and option awards computed as of the grant dates noted on this table. The fair value of stock awards is calculated by multiplying the fair market value of our Common Stock on the grant date by the probable number of shares awarded, which for Mr. Russell, Mr. Boyle, Ms. Hughes, Mr. Vitan and Ms. Johnson was assumed to be at the target level. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage.

(4)	Stock options granted to each of Mr. Russell, Mr. Boyle, Mr. Vitan, and Ms. Johnson vest in five equal annual installments beginning on the first anniversary after the grant date.

(5)	In February 2020, the Compensation Committee determined that NEOs did not qualify for any RSU grants based on 2019 performance and thus no RSUs were awarded.

(6)

Mr. Vitan was appointed Chief Legal Officer effective April 18, 2019, after Ms. Hughes tendered her resignation effective April 15, 2019. Ms. Hughes forfeited her unvested equity awards upon her resignation.

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Option Exercises and Stock Vested In 2019. The following table provides information about options exercised by and RSU awards vested for the NEOs during the year ended December 31, 2019.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Joseph D. Russell, Jr.	-	-	2,625	$605,081

H. Thomas Boyle	-	-	2,150	$458,864

Lily Yan Hughes(3)	25,000	$677,500	2,350	$479,402

Nathaniel A. Vitan(3)	-	-	1,180	$283,553

Natalia N. Johnson	-	-	900	$211,395

(1)

Value realized represents the difference between the market price of our Common stock on the NYSE at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of PSA

Joseph D. Russell, Jr.	02/28/19	$211.49
	07/01/19	$236.45

H. Thomas Boyle	12/05/19	$213.46
	12/31/19	$212.96

Lily Yan Hughes(3)	01/08/19	$199.57
	02/19/19	$207.91
	02/22/19	$201.14
	02/28/19	$211.49

Nathaniel A. Vitan(3)	07/05/19	$245.22
	12/31/19	$212.96

Natalia N. Johnson	03/05/19	$213.15
	08/05/19	$245.75

(3)	Mr. Vitan was appointed Chief Legal Officer on April 18, 2019, after Ms. Hughes tendered her resignation on April 15, 2019.

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Outstanding Equity Awards in 2019. The following table sets forth certain information concerning outstanding equity awards held by the NEOs at December 31, 2019.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)		Market Value of Shares of Stock that Have Not Vested ($)(3)

Joseph D. Russell, Jr.	03/08/19	-		-		-	-	5,000	(2)	1,064,080
	03/08/19	-		20,000	(1)	214.32	03/08/29	3,750	(1)	798,600
	02/28/18	-		-		-	-	4,375	(2)	931,700
	03/10/17	8,000	(1)	12,000	(1)	220.07	03/10/27	-		-
	07/01/16	15,000	(1)	10,000	(1)	253.84	07/01/26	4,000	(1)	851,840
	TOTAL	23,000		42,000				17,125		3,646,940

H. Thomas Boyle	03/08/19	-		-		-	-	3,750	(2)	798,600
	03/08/19	-		15,000	(1)	214.32	03/08/29	3,000	(1)	638,880
	12/31/17	-		-		-	-	900	(2)	191,664
	12/05/16	9,000	(1)	6,000	(1)	212.45	12/05/26	4,000	(1)	851,840
	TOTAL	9,000		21,000				11,650		2,480,984

Nathaniel A. Vitan	05/27/19	-		10,000	(1)	236.23	05/27/29	2,000	(2)	425,920
	12/31/18	-		-		-	-	320	(1)	68,147
	12/31/17	-		-		-	-	600	(2)	127,776
	07/05/16	15,000	(1)	10,000	(1)	259.74	07/05/26	2,000	(1)	425,920
	TOTAL	15,000		20,000				4,920		1,047,763

Natalia N. Johnson	03/08/19	-		-		-	-	2,000	(2)	425,920
	03/08/19	-		10,000	(1)	214.32	03/08/29	2,250	(1)	479,160
	03/05/18	-		-		-	-	2,100	(2)	447,216
	08/05/16	6,000	(1)	4,000	(1)	232.76	08/05/26	1,200	(1)	255,552
	TOTAL	6,000		14,000				7,550		1,607,848

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These options or RSUs vest in eight equal installments, beginning one year from the award date.

(3)	Stock awards consist of RSUs granted to the NEOs, and the values shown assume a price of $212.96 per share, the closing price for our Common Stock on the NYSE on December 31, 2019.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination. We do not have employment agreements with any NEO that provide for future payments upon termination of employment with the Company.

We do not have a formal severance policy for payments upon termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our 2016 Plan, 2001 Plan, 2007 Plan, 401(k) Plan, Employee Equity Awards Retirement Policy, or as required by law. The following indicates our general practice:

●	any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	all unvested stock options, restricted shares, and/or RSUs are forfeited (except in the case of death or disability or a qualifying retirement); and

●	accrued and unused vacation pay is paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of a NEO:

●	all outstanding unvested stock options and unvested RSUs accelerate and vest upon the officer’s death or permanent and total disability;

●	all such stock options may be exercised during the one-year period following the date of death or permanent and total disability (but before the termination date of the option); and

●	the officer or his/her estate will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon Retirement. NEOs participate in our Employee Equity Awards Retirement Policy on the same terms as other employees. The Employee Equity Awards Retirement Policy is intended to recognize long-tenured employees who have contributed to the growth and success of the Company. Specifically, in the event of an NEO’s qualifying retirement:

●	all outstanding unvested stock options and unvested RSUs accelerate and vest on the date of retirement; and

●	all such stock options may be exercised during the one-year period following the date of retirement (but before the termination date of the option).

In order for an NEO to be eligible for potential acceleration of equity award vesting under the Employee Equity Awards Retirement Policy, all eligibility conditions must be satisfied, including: (1) the NEO must be at least 55 years old and have been in service for at least 10 years, and the sum of the employee’s age and total years of service must be at least 80; (2) the NEO must provide at least 12 months’ prior written notice of his or her intention to retire; (3) the NEO must enter into a written separation agreement; and (4) the Equity Awards Committee of the Board must, in its sole discretion, approve the application of the Employee Equity Awards Policy to the NEO.

Payments Upon Change in Control. Under the 2016 Plan, the vesting of outstanding awards will not accelerate unless two conditions are met. First, the Company must experience a qualifying change in

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control. Second, one of the following conditions must also be met: (a) for a change of control where such awards will be assumed or continued by the surviving entity, the holder’s employment must be terminated without “cause” (as defined in the 2016 Plan) within one year following the change of control, or (b) such awards must be terminated in connection with the change of control.

A “change of control” is defined in the plan to include generally the following:

●	the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive;

●	the sale of substantially all Public Storage assets;

●

merger in which the company is the surviving corporation but after which the company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the company; or

●	any transaction that results in any person or entity owning 30% or more of the combined voting power of all classes of our shares.

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above that trigger acceleration assuming the event occurred as of December 31, 2019 and using the value of our Common Stock on December 31, 2019 of $212.96 per share.

Name	Value of all outstanding unvested options(1)	Value of all outstanding unvested RSUs(2)	Total

Joseph D. Russell, Jr.	$--	$3,646,940	$3,646,940

H. Thomas Boyle	$3,060	$2,480,984	$2,484,044

Nathaniel A. Vitan	$--	$1,047,763	$1,047,763

Natalia N. Johnson	$--	$1,607,848	$1,607,848

(1)

Represents the difference, if positive, between the exercise price of unvested options held by the executive and the closing price of our Common Stock on the NYSE on December 31, 2019. If the exercise price exceeds the closing price of our Common Stock on the NYSE on December 31, 2019, then the value presented is zero.

(2)	Represents the number of unvested RSUs multiplied by the closing price of our Common Stock on the NYSE on December 31, 2019. Includes unvested portion of performance-based RSU awards.

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Share Ownership of Trustees and Management

The following table sets forth information as of February 28, 2020 concerning the beneficial ownership of shares of Common Stock by each of our trustees, the CEO, the CFO, and the other two most highly compensated persons who were executive officers of the Company on December 31, 2019, and all trustees and executive officers as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, each trustee and executive officer has sole voting and investment power over his or her shares.

Name	Common Shares Beneficially Owned (1)		Percent of Class (1)

Ronald L. Havner, Jr.	658,889	(2)	*

Tamara Hughes Gustavson	17,275,365	(3)	9.89%

Uri P. Harkham	74,971	(4)	*

Leslie S. Heisz	24,999		*

B. Wayne Hughes, Jr.	5,158,786	(5)	2.95%

Avedick B. Poladian	61,999		*

Gary E. Pruitt	48,349		*

John Reyes	569,423		*

Joseph D. Russell, Jr.	36,511		*

Tariq M. Shaukat	--		*

Ronald P. Spogli	36,999		*

Daniel C. Staton	70,351		*

H. Thomas Boyle	14,261		*

Natalia N. Johnson	10,335		*

Nathaniel A. Vitan	15,106		*

All trustees and executive officers as a group (15 persons)	24,056,344	(2)(3)(4)(5)	13.78%

*Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of February 28, 2020. Includes options to purchase shares of Common Stock exercisable within 60 days of February 28, 2020 as follows: R. Havner, 481,666 shares; T. Gustavson, 39,999 shares; U. Harkham, 35,999 shares; L. Heisz, 24,999 shares; B. Hughes, Jr., 44,999 shares; A. Poladian, 44,999 shares; G. Pruitt, 44,999 shares; J. Reyes, 441,666 shares; J. Russell, Jr. 31,000 shares; R. Spogli, 34,999 shares; D. Staton, 36,666 shares; T. Boyle, 12,000 shares; N. Johnson, 8,000 shares; and N. Vitan, 15,000 shares. Also includes RSUs which are scheduled to vest within 60 days of February 28, 2020 as follows: J. Reyes, 1,800 RSUs; R. Havner, 5,000 RSUs; J. Russell, Jr., 1,375 RSUs; T. Boyle, 1,068 RSUs; and N. Johnson, 1,000 RSUs.

(2)

Includes 145,683 shares held indirectly in a joint margin account with Mr. Havner’s spouse. Includes the 10,000 RSUs vested on April 1, 2016. In accordance with the terms of the 2007 Plan, Mr. Havner elected to defer the receipt of these shares in ten equal annual installments beginning on April 1, 2021.

(3)	Includes 11,348 shares of Common Stock held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power.
(4)	Includes 29,119 shares of Common Stock held by Uri P. Harkham that were pledged to an institutional lender as security.
(5)

Includes 11,348 shares of Common Stock held jointly by Mr. Hughes, Jr. and Ms. Gustavson as to which they share investment power. Also includes 322,000 shares of Common Stock held by B. Wayne Hughes, Jr. that were pledged to an institutional lender as security.

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The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class

B. Wayne Hughes(1)	457,880	*

B. Wayne Hughes, Jr.(1)	5,102,439	2.92%

Tamara Hughes Gustavson(1)	17,224,018	9.86%

B. Wayne Hughes, Jr. and Tamara Hughes Gustavson(1)	11,348	*
Hughes Family Total	22,795,685	13.05%

BlackRock , Inc.(2) 55 East 52nd Street New York, NY 10055	16,392,658	9.4%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	20,370,123	11.66%

State Street Corporation (4) One Lincoln Street Boston, MA 02111	10,469,578	5.99%

*Less than 1%

(1)

This information is as of February 28, 2020. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on June 12, 2015, to report their collective ownership of shares of Common Stock and may constitute a “group” within the meaning of section 13(d) (3) of the Securities Exchange Act of 1934, as amended (Exchange Act), although each of these persons disclaims beneficial ownership of the shares of Common Stock owned by the others. The address for the Hughes Family is 701 Western Avenue, Glendale, California 91201. The number of shares of Common Stock owned also reflects transactions reported on Form 4s through February 28, 2020 .

(2)

This information is as of December 31, 2019 and is based on a Schedule 13G/A filed on February 5, 2020 by BlackRock, Inc. to report that it (including affiliates) has sole voting power with respect to 14,950,488 shares of Common Stock, no shared voting power with respect to the shares of Common Stock, sole dispositive power with respect to 16,392,658 shares of Common Stock and no shared dispositive power with respect to shares of Common Stock.

(3)

This information is as of December 31, 2019 and is based on a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group to report that it (including affiliates) has sole voting power with respect to 388,204 shares of Common Stock, shared voting power with respect to 208,200 shares of Common Stock, sole dispositive power with respect to 19,946,757 shares of Common Stock and shared dispositive power with respect to 423,366 shares of Common Stock.

(4)

This information is as of December 31, 2019 and is based on a Schedule 13G filed on February 13, 2020 by State Street Corporation to report that it (including affiliates) has no sole voting power with respect to the shares of Common Stock, shared voting power with respect to 8,665,344 shares of Common Stock, no sole dispositive power with respect to the shares of Common Stock and shared dispositive power with respect to 10,467,948 shares of Common Stock.

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ADDITIONAL INFORMATION ABOUT TRUSTEES, EXECUTIVE OFFICERS, AND MANAGEMENT

Incentive Compensation Recoupment Policy (Clawback Policy).  The Board has adopted an Incentive Compensation Recoupment Policy, effective January 1, 2020, which applies to our executive officers, our controller, and our Vice President, Finance Operations. Pursuant to this policy, in the event the Company’s financial results (a) are restated due to material noncompliance with any financial reporting requirement or (b) have been determined by the Board to have been materially misstated, then an independent committee of the Board may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the cash or equity incentive compensation received by a covered officer during the three-year period preceding the restatement or material misstatement determination that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the restated or corrected financial results.

Anti-Hedging Policy.  Our insider trading policy includes an anti-hedging provision that prohibits trustees, officers, and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. Hedging transactions include the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our trustees, officers, and employees and those of our shareholders.

Policy Regarding Pledging of Shares.  Our securities trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered the pledges of shares of Common Stock by Mr. Hughes, Jr., Mr. Harkham, and Ms. Gustavson in light of the Company’s securities trading policy and the position of ISS Corporate Solutions (ISS), which is that pledges of shares of Common Stock by insiders may adversely affect shareholders if the insiders are forced to sell their shares of Common Stock. We believe that the existing pledge arrangements do not present a significant risk of lender foreclosure or an unexpected sale of large volumes of Common Stock by insiders on the open market.

In our Board’s view, these arrangements are unlikely to result in adverse effects to shareholders as Mr. Hughes, Jr. and Ms. Gustavson each owns a greater number of shares of Common Stock of the Company that are unpledged, and Mr. Harkham’s pledges cover a relatively small number of shares. Additionally, Mr. Hughes, Jr.’s program of pledging shares of Common Stock generally predates ISS’s anti-pledging policy, and none of Mr. Hughes, Jr.’s, Mr. Harkham’s, or Ms. Gustavson’s pledges are part of a hedging strategy. Our Board also recognizes that maintaining these existing pledging arrangements allows Mr. Hughes, Jr. and Mr. Harkham to pursue their respective business interests without the need to sell Company shares to raise additional capital.

Delinquent Section 16(a) Reports.  Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities, to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of

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practice, we typically assist our executive officers and trustees with these matters and file these reports on their behalf.

Based solely on a review of reports we filed on behalf of our trustees and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our trustees and executive officers were filed on a timely basis under Section 16(a), except for one report for each of Joseph D. Russell, Jr., Tom Boyle, Natalia N. Johnson, and Nathaniel A. Vitan regarding a tax withholding transaction for each such reporting owner that occurred upon the vesting of restricted stock units.

Related Party Transaction Approval Policies and Procedures.  The Audit Committee, in accordance with its charter, reviews and approves, as applicable, all related party transactions involving our executive officers and trustees, PS Business Parks, and Shurgard, unless approved by the Board (with the interested trustees abstaining) or by another independent committee of the Board. In addition, our trustees and executive officers are required to disclose any actual or potential conflicts of interest to the Company. In accordance with our Corporate Governance Guidelines and Trustee’s Code of Ethics and the Governance Committee charter, our Governance Committee is responsible for evaluating any actual or potential conflicts of interest relating to our executive officers and trustees and for making recommendations to the Board with respect to any action to be taken. Any trustee with an actual, potential, or apparent conflict of interest may not participate in the decision-making process related to conflict.

Relationships and Transactions with the Hughes Family.  Tamara Hughes Gustavson, a Board trustee, owns and controls 62 self-storage facilities in Canada. These facilities operate under the “Public Storage” trade name, which we license to the owners of these facilities on a royalty-free, non-exclusive basis. Our subsidiaries reinsure risks relating to loss of goods stored by customers in these facilities and have received approximately $1.5 million for the year ended December 31, 2019. Our right to continue receiving these premiums may be qualified. We have a right of first refusal, subject to limitations, to acquire the stock or assets of the corporation engaged in the operation of these facilities if their owners agree to sell them.

Management Agreement with PS Business Parks.  PS Business Parks manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $287,000 in management fees with respect to PS Business Parks’ property management services in 2019. In 2019, PS Business Parks allocated approximately $373,000 in operating expenses to Public Storage related to the management of the properties, including payroll and other overhead expenses.

PS Business Parks owns certain commercial facilities that include self-storage space. We manage this self-storage space for PS Business Parks for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $98,000 for the year ended December 31, 2019. In 2019, we allocated approximately $75,000 in operating expenses to PS Business Parks related to the management of the properties, including payroll and overhead expenses.

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Cost Sharing and Other Arrangements with PS Business Parks.  Pursuant to a cost sharing and administrative services arrangement, we share certain administrative services, corporate office space, and certain other third party costs with PS Business Parks that are allocated based upon time, effort, and other methodologies. PS Business Parks reimbursed us $1.2 million for the year ended December 31, 2019, for costs paid on their behalf, and we reimbursed PS Business Parks $39,000 in costs that PS Business Parks incurred on our behalf for the year ended December 31, 2019.

At December 31, 2019, we had a net receivable from PS Business Parks of $106,000.

Common Management/Board Members with PS Business Parks and Shurgard.  Ronald L. Havner, Jr., Chairman of Public Storage, is also Chairman of the Board of Directors of PS Business Parks and Shurgard. Joseph D. Russell, Jr., President and CEO of Public Storage, is also a member of the Board of Directors of PS Business Parks. Gary E. Pruitt, a trustee of Public Storage, is a member of the Board of Directors of PS Business Parks. Daniel C. Staton, a trustee of Public Storage, is a member of the Board of Directors of Shurgard.

Trademark Agreement and Transactions with Shurgard.  Pursuant to a trademark license agreement, we receive monthly royalty fees from Shurgard for the use of the “Shurgard” tradename equal to 1% of Shurgard’s gross revenues. Shurgard paid us $2.8 million for the year ended December 31, 2019, for royalty fees in connection with their use of the “Shurgard” tradename.

Pay Ratio Disclosure.  SEC rules require us to disclose the ratio of annual total compensation of our CEO, Joseph D. Russell, Jr., to the annual total compensation of our median employee (excluding Mr. Russell). As of October 1, 2019, we had 5,711 talented and dedicated employees performing the following functions:

●

Approximately 84% (4,769) of our employees work at one of our self-storage facilities serving our customers. We generally pay these on-site property managers on an hourly basis. The median annual total compensation for these employees in 2019 was $24,961.

●

Approximately 7% (372) of our employees manage on-site property managers and assist them in providing our customers superior service. The median annual total compensation for these employees in 2019 was $103,838.

●	Approximately 4% (242) of our employees work in our call centers and assist potential customers and existing customers. The median annual total compensation for these employees in 2019 was $33,770.

●

Approximately 6% (328) of our employees are corporate employees, including our executive management team and our finance, legal, information technology, and human resources personnel. The median annual total compensation for these employees in 2019 was $124,828.

The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules. We selected the median employee based on the 5,711 full-time and part-time workers employed by the Company and its consolidated subsidiaries as of October 1, 2019. In identifying our median employee, we used annual gross pay based on W-2 information. We did not apply any cost-of-living adjustments as part of the calculation.

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Based on these calculations, our median employee is one of our 4,769 on-site property managers. This employee is paid on an hourly basis. The 2019 annual total compensation for our median employee as determined based on SEC rules was $26,001. The 2019 annual total compensation for our CEO as determined based on SEC rules was $4,289,200. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2019 is 165 to 1.

The Board recommends a vote FOR approval

of the compensation of our NEOs

as described in this proxy statement.

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Proposal 3:

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed EY as

the Company’s independent registered

public accounting firm to audit the

Consolidated Financial Statements of

Public Storage and its subsidiaries for the

year ending December 31, 2020.

RECOMMENDATION: Vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2020

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PROPOSAL 3

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE SUMMARY

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed EY as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2020. The Audit Committee believes that the selection of EY is in the best interests of the Company and its shareholders and has recommended that the Board submit the appointment of EY to the Company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of EY as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of EY requires approval by a majority of the votes cast at the meeting. For these purposes, abstentions, and broker non-votes will not be counted. If the shareholders do not ratify the appointment of EY, the Audit Committee will reconsider whether or not to retain EY as the independent registered public accounting firm for Public Storage, but may nevertheless determine to do so. Even if the shareholders ratify the appointment of EY, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

A representative of EY will be present at our 2020 Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Fees Billed to the Company by EY for 2019 and 2018

The following table shows the fees billed or expected to be billed to Public Storage by EY for audit and other services provided for fiscal 2019 and 2018:

	2019	2018
Audit Fees	$1,247,000	$1,101,000

Audit-Related Fees	48,000	46,000

Tax Fees	104,000	107,000

All Other Fees	0	0

Total	$1,399,000	$1,254,000

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Audit Fees.  Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements and securities offerings.

Audit-Related Fees.  Audit-related fees represent professional services for auditing the Public Storage 401(k) plan financial statements.

Tax Fees.  In 2019 and 2018, tax fees included $53,000 and $53,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $51,000 and $54,000, respectively, for various tax consulting matters.

Audit Committee Pre-Approval Policies.  The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by EY, our independent registered public accounting firm. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

In 2019 and 2018, our Audit Committee pre-approved all services performed for us by EY.

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors, and management to review accounting, auditing, internal controls, and financial reporting matters.

In connection with its oversight responsibilities related to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with EY matters required to be discussed by the Public Company Accounting Oversight Board (the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to providing the required written disclosures and communications, EY also provided to the Audit Committee the letter confirming EY’s independence of the Company as required by the applicable rules of the PCAOB, and the Audit Committee discussed with EY their independence. In addition, the Audit Committee has considered whether EY’s provision of non-audit services to the Company and its affiliates is compatible with EY’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel, and EY on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the Company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report

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on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting as of December 31, 2019. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2020 Annual Meeting.

THE AUDIT COMMITTEE

Avedick B. Poladian (Chairman)
Leslie S. Heisz
Gary E. Pruitt
Tariq Shaukat
Daniel C. Staton

The Board recommends a vote FOR

the Appointment of EY as our

Independent Registered Public Accounting Firm

for the Fiscal Year Ending December 31, 2020.

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GENERAL INFORMATION ABOUT THE MEETING

Purpose of Proxy Solicitation

We are providing these materials on behalf of the Board to ask for your vote and to solicit your proxies for the Annual Meeting, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of February 28, 2020, the record date (the record date) fixed by the Board, and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important Notice Regarding Delivery of Security Holder Documents

We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 25, 2020, excluding exhibits. On or about March 12, 2020, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Availability of Proxy Statement and Annual Report

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2019 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2019. Shareholders may request a free copy of our 2019 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Investor Services. Alternatively, shareholders can access the 2019 Annual Report on Form 10-K and other financial information on Public Storage’s “Investor Relations” section of its website at publicstorage.com. Public Storage will also furnish any exhibit to the 2019 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held on Tuesday, April 21, 2020 at 1:00 p.m. Pacific Time at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101.

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General Meeting Information

Who Can Vote

If you are a holder of Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the Annual Meeting

If a majority of the shares of Common Stock outstanding on the record date is present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date of February 28, 2020, we had 174,636,938 shares of Common Stock outstanding and entitled to vote.

We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How Votes are Counted

For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a trustee nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, approval of Proposals 2 and 3 require an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting.

Although the advisory vote to approve the compensation of our NEOs in Proposal 2 is non-binding, the Compensation Committee will consider the vote results when making future decisions regarding executive compensation.

Trustee Nominees Who Do Not Receive a Majority of the Votes Cast

If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If the Board accepts a trustee’s resignation, it may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How Proxies Will Be Voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker

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General Meeting Information

or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1 and 2 because NYSE rules treat these matters as non-routine. Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 3 because that matter is treated as routine under NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on the outcome of the vote on any of the proposals.

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General Meeting Information

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2, and 3 and (ii) in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

How to Cast a Vote

You may vote by any one of the following means:

●

BY INTERNET: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

●

BY TELEPHONE: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. When voting, you will need to have available the control number that appears on the card.

●

BY MAIL: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

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IN PERSON, AT THE ANNUAL MEETING: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to Vote as a Participant in the Company’s 401(K) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received by the trustee, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Time, on April 19, 2020.

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General Meeting Information

Changing Your Vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must:

●	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

●	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this Proxy Solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

We have retained the services of Okapi Partners LLC to assist with the solicitation of proxies in connection with the Annual Meeting. We paid Okapi Partners LLC $5,000 for these services, not including reimbursement of customary costs and expenses associated with the services.

Contacting our Transfer Agent

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with any questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Phone: (781) 575-3120

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General Meeting Information

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board. Under this policy, only shareholders who would be entitled to submit shareholder proposals under the SEC rules may submit shareholder recommendations. In evaluating recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria described above. Any shareholder recommendations proposed for consideration by the Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

Deadline to Propose or Nominate Individuals to Serve as Trustees for the 2021 Annual Meeting. To nominate an individual for election at the 2021 annual meeting of shareholders (2021 Annual Meeting), a shareholder must give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 12, 2020, and the close of business on December 12, 2020, unless the date of the 2021 proxy statement for the 2021 Annual Meeting (the 2021 Proxy Statement) is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2021 Proxy Statement.

Proxy Access Nominees. Our Bylaws provide that a shareholder, or a group of up to 20 shareholders, owning at least 3% of Public Storage’s outstanding Common Stock continuously for at least three years, may include in our proxy materials trustee nominees constituting up to the greater of two trustees or 20% of the number of trustees on the Board, provided that the shareholder and the nominees satisfy the eligibility requirements in our Bylaws. If you wish to nominate any person for election to our Board at the 2021 Annual Meeting under the proxy access provision of our Bylaws, your nomination notice must be submitted to the Corporate Secretary between the close of business on October 13, 2020, and the close of business on November 12, 2020, unless the date of the 2021 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 150th day and no later than the 120th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2021 Proxy Statement.

Deadlines for Receipt of Shareholder Proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2021 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2021 Annual Meeting, must be received by Public Storage no later than November 12, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless certain conditions specified in the rule are met.

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General Meeting Information

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2021 Annual Meeting, but does not seek to include in the 2021 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 12, 2020 and no later than December 12, 2020 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2021 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of trustee candidates discussed above, if the date of the 2021 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2021 Proxy Statement.

Any shareholder proposals or notices submitted to Public Storage in connection with the 2021 Annual Meeting should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

Your Vote is Important

We urge you to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

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Appendix A – Non-GAAP Measures

Appendix A: Description of non-GAAP measures and reconciliation to GAAP measures

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Appendix A: Non-GAAP Measures

Core FFO per Share and Free Cash Flow per Share

We present “Core FFO per share,” a non-GAAP measure that represents diluted earnings per share excluding the impact of (i) depreciation expense, (ii) gains on the sale of real estate facilities, (iii) foreign currency exchange gains and losses, (iv) EITF D-42 charges related to the redemption of preferred securities, (v) general and administrative expenses associated with the acquisition of self-storage facilities and (vi) certain other non-cash and/or nonrecurring income or expense items. We review Core FFO per share to evaluate our ongoing operating performance, and we believe investors and REIT analysts use it in a similar manner. However, Core FFO per share is not a substitute for net income per share. Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

We also present “Free Cash Flow per share,” another non-GAAP measure that represents Core FFO per share, deducting the impact of capital expenditures required to maintain our facilities, and eliminating the effect of certain non-cash expenses such as stock-based compensation. We believe Free Cash Flow per share is useful as a measure of our intrinsic business value and long-term management performance. However, it is not a substitute for net income per share.

The table below reconciles from diluted earnings per share to each of Core FFO per share and Free Cash Flow per share.

	2009	2015	2016	2017	2018	2019
Diluted earnings per share	$3.47	$6.07	$6.81	$6.73	$8.54	$7.29

Add back depreciation expense	2.40	2.89	2.90	3.00	3.21	3.32

Deduct gains on disposition of real estate investments	(0.24)	(0.17)	(0.01)	(0.03)	(1.30)	(0.03)

Eliminate foreign currency, EITF D- 42, and other noncore items	(0.60)	0.11	0.09	0.53	0.11	0.17

Core FFO per share	$5.03	$8.90	$9.79	$10.23	$10.56	$10.75

Deduct capital expenditures and eliminate non- cash stock-based compensation and other expense	(0.30)	(0.34)	(0.40)	(0.63)	(0.68)	(1.03)

Free Cash Flow per share	$4.73	$8.56	$9.39	$9.60	$9.88	$9.72

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Appendix A: Non-GAAP Measures

Return on Assets

We present “Return on Assets,” which is a non-GAAP measure that represents the ratio of (i) Net Operating Income (NOI, described below) to (ii) the average undepreciated cost of our real estate facilities. We believe that this measure is useful in evaluating our earnings relative to the associated accumulated capital investment, on an unlevered basis, over time.

NOI is a non-GAAP financial measure that represents revenues less pre-depreciation cost of operations earned directly at our properties, and we believe it is a useful performance measure that we and the investment community use to evaluate performance and real estate values. This non-GAAP measure excludes the impact of depreciation, which is based upon historical cost and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

The following table reconciles net income on our income statement to NOI, and sets forth the calculations of Return on Assets (amounts in millions):

	2009	2014	2019

Net income on our income statement	$790	$1,150	$1,526
Eliminate: Depreciation, G&A, Interest expense, interest and other income, equity In earnings, currency exchange and casualty gains (losses), discontinued operations, and gains on real estate sales	285	426	524

NOI	$1,075	$1,576	$2,050

Calculation of average undepreciated real estate cost

Amount at beginning of year	$10,207	$12,286	$15,297

Amount at end of year	10,293	12,863	16,289

Average	$10,250	$12,575	$15,793

Return on Assets (NOI divided by the average undepreciated real estate cost)	10.5%	12.5%	13.0%

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Appendix A: Non-GAAP Measures

EBITDA

Earnings before interest, taxes, depreciation and amortization or “EBITDA” is a non-GAAP measure that represents net income prior to the impact of depreciation and interest expense. We believe that analysts and investors frequently use EBITDA as a measure of valuation and to assess our performance over time.

The following table reconciles from net income to EBITDA (amounts in millions):

	2009	2019

Net income	$790	$1,526

Depreciation expense	340	513

Depreciation from unconsolidated investments, less deprecation allocated to noncontrolling interests and restricted share units	65	68

Interest expense	30	46

EBITDA	$1,225	$ 2,153

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Public Storage

VOTE

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Your vote matters – here's how to vote!

Online
Go to **www.envisionreports.com/psa** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

Annual Meeting Proxy/Instruction Card

1234 5678 9012 345

1. Election of Trustees:

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Your vote matters—here’s how to vote You may vote online or by phone instead of mailing this c< Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight — Time, on April 20,2020. Online S&E&S Go to www.envisionreports.com/psa or pagER scan the OR code—login details are U’lfnw |ocated jn the Sha(jec| bar below. =] Phone Call toll free 1-800-652-V0TE (8683) within ZZJ the USA, US territories and Canada. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money Sign up for electronic delivery at www.envisionreports.com/psa. Annual Meeting Proxy/Instruction Card (1234 5678 9012 345) IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Proposals—The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3. 1. Election of Trustees: 01—Ronald L. Havner, Jr. For Against Abstain 02—Tamara Hughes Gustavson For Against Abstain 03—Uri P. Harkham For Against Abstain + 04 Leslie S. Heisz 05 B. Wayne Hughes, Jr. 06—Avedick B. Poladian 07—Gary E. Pruitt 08—John Reyes 09—Joseph D. Russell, Jr. 10 Tariq M. Shaukat 11—Ronald P. Spogli 12—Daniel C. Staton 2. Advisory vote to approve the compensation of Named Executive Officers. For Against Abstain 4. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting. 3. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Q Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign. Date fmm/dd/vvvvl—Please nrint date helnw Sianature 1—Please keeD signature within the box. Sionature 2 -Please keeo sionature within the box.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 505008, LOUISVILLE, KY 40233-9814. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/psa IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY/INSTRUCTION CARD (COMMON SHARES)—PUBLIC STORAGE 701 Western Avenue Glendale, California 91201-2349 This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees The undersigned, a record holder of Common Shares of beneficial interest (“Common Shares”) of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Joseph D. Russell, Jr. and Nathaniel A. Vitan, or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on February 28, 2020, at the Annual Meeting of Shareholders to be held on April 21,2020 (the “Annual Meeting”) and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(h) Plan on February 28,2020, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting. THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY UW TO EXERCISE DISCRETION IN VOTING SUCH SHARES. 401(k) Plan Participants—The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of February 28,2020.1 understand that I am to mail this confidential voting instruction card to Computershare, N.A. acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare, N. A. no later than 10:00 a.m., Eastern Daylight Time, on April 17,2020. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 12, 2020. CONTINUED AND TO BE SIGNED ON REVERSE SIDE. Q Non-Voting Items Change of Address - Please print new address below.